Exhibit 99.1
LOUISIANA PUBLIC SERVICE COMMISSION
ORDER NO. U-29157-B
CLECO POWER, LLC EX PARTE
Docket No. U-29157 — In re: Application of Cleco Power LLC for recovery in rates of amortization of storm damage costs incurred as a result of Hurricanes Katrina and Rita
FINANCING ORDER
CLECO POWER LLC
TABLE OF CONTENTS

I. BACKGROUND AND JURISDICTION	5
A. Background	5
B. Jurisdiction	7

II. DISCUSSION AND STATUTORY OVERVIEW	9

III. DESCRIPTION OF PROPOSED TRANSACTION	12

IV. FINDINGS OF FACT	16

A. Identification and Procedure	16
1. Identification of Applicant and Application	16
2. Procedural History	16
B. Financing Costs and Amount to be Securitized	17
1. Storm Recovery Costs	17
2. Upfront and Ongoing Financing Costs	18
3. Adjustments to the Amount Financed for Interim Collections	19
4. Amount to be Securitized	20
5. Designee Appointment; Issuance Advice Letter Approval Process	20
6. Customer Benefits	22
C. Structure of the Proposed Financing	23
1. The Special Purpose Entity (The “SPE”)	23
2. Structure and Documents	24
3. Credit Enhancement and Arrangements to Enhance Marketability	25
4. Storm Recovery Property	26
5. Servicer and the Servicing Agreement	27
6. Storm Recovery Bonds: Maturity and Issuance	30
7. Security for Storm Recovery Bonds	31
(a) The General Subaccount	31
(b) The Capital Subaccount	31
(c) The Excess Funds Subaccount	32
(d) Other Subaccounts	32
8. General Provisions	33
9. Storm Recovery Charges—Imposition and Collection; Nonbypassability; Pledges	33
10. Periodic Payment and Billing Requirements; Allocations	35
11. Calculation and True-Up of Storm Recovery Charges	36
12. Additional True-Up Provisions	38
13. Commission Participation and Designee	39
14. Storm Recovery Bond Transaction Structure	39
D. Use of Proceeds	41
E. Customer Credits for Post Financing Order Insurance Proceeds or Government Grants	42
F. Non-Precedential	42

V. CONCLUSIONS OF LAW	43
A. Jurisdiction	43
B. Statutory Requirements	43
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C. Storm Recovery Costs and Financing Costs	43
D. Sale of Storm Recovery Property	44
E. Storm Recovery Bonds	44
F. Storm Recovery Property	45
G. Storm Recovery Charges	46
H. Security Interest in Storm Recovery Property	46
I. True-Up of Storm Recovery Charges	47
J. Irrevocability and State and Commission Pledges	47

VI. COMMISSION ACTION: ORDERING PARAGRAPHS	49
A. Approval	49
B. Storm Recovery Charges	52
C. Storm Recovery Bonds	54
D. Financial and Other Advisors	57
E. Servicing	58
F. Use of Proceeds; Application of Post Financing Order Insurance Proceeds and Grants	60
G. Commission Pledge	60
H. Miscellaneous Provisions	62
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LIST OF APPENDICES

Appendix A	Form of Issuance Advice Letter

Attachment 1
	Schedule A	Total Securitization Principal Amount

	Schedule B	Estimated Upfront Costs

Attachment 2

	Schedule A	Bonds Revenue Requirement Information

	Schedule B	Ongoing Costs

	Schedule C	Calculation of Storm Recovery Charges

	Schedule D	Net Present Value Benefit

	Schedule E	Typical Residential Bill Comparison

	Attachment 3	Initial Allocation to SRCA Rate Classes

	Attachment 4	Company’s Certification

	Attachment 5	Commission Designee’s Concurrence

	Attachment 6	Service List

Appendix B-1	Rider SRCA (Rate Schedule SRCA — Storm Restoration Cost Adjustment) and Allocation Methodology illustrated

Appendix B-2	Rider SCSA (Rate Schedule SCSA — Storm Cost Surcredit Adjustment

Appendix C	Estimate of Upfront and Ongoing Financing Costs

Appendix D	Form of True-Up Calculation
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TABLE OF ACRONYMS

“Cleco” or “Company”	Part IA

“Commission” or “LPSC”	Part IA

“Designee”	Finding of Fact Paragraph 23

“Issuance Advice Letter”	Funding of Fact Paragraph 24

“Pathfinder”	Part IA

“Rider SCSA”	Part IA

“Rider SRCA”	Part III

“Securitization Act”	Part IA

“Securitization Application”	Part IA

“Securitization Application Testimony”	Part III

“Stipulated Settlement”	Finding of Fact Paragraph 9

“SPE”	Finding of Fact Paragraph 35

“U-29157 Revenue Requirement Order”	Part IA
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Financing Order
LOUISIANA PUBLIC SERVICE COMMISSION
ORDER NO. U-29157-B
CLECO POWER LLC EX PARTE
Docket No. U-29157 — In re: Application of Cleco Power LLC for Recovery in Rates of Amortization of
Storm Damage Costs Incurred as a Result of Hurricanes Katrina and Rita
(Decided at the September 12, 2007 Business and Executive Session.)
FINANCING ORDER
I. BACKGROUND AND JURISDICTION
A. Background
     This Financing Order addresses the request of Cleco Power LLC (“Cleco” or “the Company”), under Act No. 64 of the Louisiana Regular Session of 2006, the “Louisiana Electric Utility Storm Recovery Securitization Act” (the “Securitization Act”), codified at La. R.S. 45:1226-1236: (1) to finance, through the issuance of storm recovery bonds in the amount of approximately $187 million, the remaining unamortized storm recovery costs of Cleco (as of September 1, 2007) as authorized by separate order in this LPSC Docket No. U-29157 (including storm recovery reserves and upfront financing costs associated with the issuance of storm recovery bonds); (2) to approve the proposed financing structure and issuance of storm recovery bonds; (3) to approve the creation of storm recovery property, including the right to impose and collect storm recovery charges sufficient to pay the storm recovery bonds and associated financing costs; (4) to approve a tariff to implement the storm recovery charges; and (5) to approve another tariff to implement a surcredit to provide customers the benefit of all non-ratepayer recoveries and to address ancillary costs recovery relating to the storm recovery cost process.
     As discussed in this Financing Order, the Louisiana Public Service Commission (“Commission” or “LPSC”) finds that Cleco’s application for approval of the securitization transaction should be approved. The Commission also finds that the securitization transaction approved in this Financing Order meets all applicable requirements of the Securitization Act. Accordingly, in accordance with the terms of this Financing Order, the Commission: (1) approves and authorizes the securitization transaction requested by Cleco; (2) authorizes the issuance of storm recovery bonds in one or more series in an aggregate principal amount of approximately $187 million, equal to the sum of: (a) approximately $132 million of remaining unamortized storm recovery costs, pursuant to the separate Order No. U-29157-A approved by the Commission in this LPSC Docket No. U-29157 (Phase II) on September 12, 2007 (the “U-29157 Revenue Requirement Order”), plus (b) the costs of funding storm recovery reserves in the amount of approximately $50 million to create a storm recovery reserve in a segregated
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Financing Order
restricted account, plus (c) upfront financing costs, which are estimated at $4.6 million and are subject to further review, plus or minus (d) any adjustment, pursuant to the Issuance Advice Letter (as described below), to reflect any approval credit enhancement or the interim storm revenues, (3) approves the structure of the proposed securitization; (4) approves the creation of storm recovery property, including the right to impose and collect storm recovery charges in an amount to be calculated as provided in this Financing Order; and (5) approves the form of tariff, Appendix B-1 (Rider SRCA) to this Financing Order, to implement those storm recovery charges, and the form of tariff, Appendix B-2 (Rider SCSA) to this Financing Order, to implement a surcredit covering the non-ratepayer recoveries and ancillary cost recovery relating to the storm recovery costs process.
     Cleco shall update the initial principal amount of the storm recovery bonds pursuant to the Issuance Advice Letter to reflect the actual approved storm damage costs not reimbursed by the interim storm revenues through the date of the financing, rounded up to the nearest $1 million. The rounding amount will be an addition to the restricted storm recovery reserve. Therefore, in the Issuance Advice Letter discussed herein, Cleco shall update the actual remaining unamortized deferred storm damages and the amount of the interim storm revenues collected through the date of financing, and adjust if appropriate the amount of the storm recovery bonds to reflect the actual issuance date of the storm recovery bonds and other relevant current information in accordance with the terms of this Financing Order.
     The amount to be securitized reflects that Cleco has received no insurance proceeds or government grants prior to the date of this Financing Order relating to these storm recovery costs. Cleco is not expected to receive any such insurance proceeds. If Cleco receives insurance or certain permanent governmental grant proceeds after the date of this Financing Order, these amounts shall be returned to customers through the Storm Cost Surcredit Adjustment Rider (“Rider SCSA”), attached as Appendix B-2. The surcredit will be adjusted to provide customers the principal and carrying charges at a 12.2% grossed-up rate of return on the unamortized amounts of any community development block grants and other non-ratepayer recoveries once such amounts are received or are reasonably estimable over the remaining life of the storm recovery bonds.
     Cleco is authorized to cause its wholly owned subsidiary, referred to herein as the “SPE,” (as further defined below), to issue storm recovery bonds to finance the updated aggregate principal amount reflected in the Issuance Advice Letter in accordance with the terms of this Financing Order.
     Cleco submitted evidence demonstrating that the proposed securitization is reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared to traditional methods of financing or recovering utility storm recovery costs (including storm recovery reserves). Based on the amount that Cleco requests to be financed, Cleco’s financial analysis and testimony indicates that customers will realize significant benefits from securitization through lower surcharges as compared to traditional methods of financing or recovering utility storm recovery costs. Accordingly, the Commission concludes that the
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Financing Order
benefits for customers set forth in Cleco’s evidence are indicative of the benefits that customers will realize from the financing approved hereby, and that these benefits are significant as compared to traditional methods of financing.
     Cleco provided a general description of the proposed transaction structure in the testimony and exhibits submitted in support of the Petition For Financing Order dated November 3, 2006 (together with the Application filed November 4, 2005, and refiled on January 27, 2006, the “Securitization Application”). The proposed transaction structure is consistent with the Securitization Act. Certain details of the final transaction structure, such as any overcollateralization requirements to support payment of the storm recovery bonds, and the final terms of the storm recovery bonds, will depend in part upon the requirements of the nationally-recognized credit rating agencies which will rate the storm recovery bonds, and in part upon the market conditions that exist at the time the storm recovery bonds are taken to the financial market.
     The Commission recognizes the final transaction structure and pricing terms of the storm recovery bonds will affect customer costs. Accordingly, this Financing Order provides for a process by which the Commission’s Staff and advisors, including the Commission’s financial advisor, Pathfinder Capital Advisors LLC (“Pathfinder”), the Commission’s special counsel and any other Commission legal counsel, may review and comment on the bond structure and pricing. This Financing Order also provides for a procedure by which the Commission, acting through a Commission designee, shall approve through a concurrence process (or disapprove, with reasons) the final structure and pricing of the storm recovery bonds without further Commission action. The Commission appoints Executive Secretary Lawrence C. St. Blanc to be the Commission’s designee under this Financing Order. This participation and approval process proposed by Cleco is in the best interest of customers and provides the necessary timeliness and finality to the issuance process.
     Before the storm recovery bonds may be issued, Cleco must submit to the Commission an issuance advice letter in which it certifies, based upon the actual market conditions at the time of pricing, that all proposed terms of pricing and issuance of the storm recovery bonds are within the parameters established in this Financing Order. As part of this submission, Cleco will also certify to the Commission that to the best knowledge, information and belief of Cleco, its officers, agents and employees after reasonable inquiry, the structuring and pricing of storm recovery bonds, as described in the form of the Pricing Advice Certificate attached thereto, have resulted in the lowest storm recovery charges consistent with market conditions at the time of pricing and the terms of this Financing Order. The form of certification that must be submitted by Cleco is set out in Attachment 4 in Appendix A to this Financing Order. The Commission, by order, may stop the issuance of the storm recovery bonds authorized by this Financing Order if Cleco fails to make this certification.
B. Jurisdiction
The Louisiana Constitution, Article IV, Section 21(B), provides:
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Financing Order
The commission shall regulate all common carriers and public utilities and have such other regulatory authority as provided by law. It shall adopt and enforce reasonable rules, regulations, and procedures necessary for the discharge of its duties, and shall have other powers and perform other duties as provided by law.
Louisiana Revised Statute 45:1163(A)(1) provides:
(A)(1): The commission shall exercise all necessary power and authority over any street, railway, gas, electric light, heat, power, waterworks, or other local public utility for the purpose of fixing and regulating the rates charged or to be charged by and service furnished by such public utility.
Louisiana Revised Statutes 45:1168 provides in pertinent part:
No public utility shall issue any security, or assume any obligation or liability as guarantor, endorser, surety, or otherwise in respect of any security of any other public utility... or of any other person until it has been authorized to do so by order of the commission.
Louisiana Revised Statute 45:1176 provides in pertinent part:
The Commission...shall investigate the reasonableness and justness of all contacts, agreements and charges entered into or paid by such public utilities with or to other persons, whether affiliated with such public utility or not.
Sections 1228 and 1236 of the Securitization Act provide in pertinent part:
1228(B). The commission may grant an application under Subsection A of this Section in whole or in part by a financing order, and with such modifications thereto and upon such terms and conditions as the commission prescribes.... If the commission issues a financing order approving any issue of storm recovery bonds under [the Securitization Act], the commission may consider whether the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared with traditional methods of financing or recovering storm recovery costs. The commission may determine what degrees of flexibility to afford to the electric utility in establishing the terms and conditions of the storm recovery bonds, including but not limited to repayment schedules, interest rates, and other financing costs.
1236. Nothing in this [Securitization Act] is intended to be nor shall be construed to constitute any limitation, derogation, or diminution of the jurisdiction or authority of the commission provided by law, including that provided in or exercised by the Public Service Commission pursuant to the Constitution of Louisiana .....
The Company is an electric public utility, as defined in La. R.S. 45:121. The SPE (as defined below) to be used in the financing transaction sought by Cleco’s Securitization Application will be a wholly owned subsidiary of the Company. As a result of all of the foregoing, the Commission has jurisdiction and authority over the Securitization Application.
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II. DISCUSSION AND STATUTORY OVERVIEW
     In August and September 2005, Cleco was struck by the two worst natural disasters ever to strike its system, Hurricanes Katrina and Rita. Cleco has already funded and paid most of the storm recovery costs using internally-generated funds. Cleco has requested that the Commission grant authorization to securitize the recovery of its remaining unamortized storm recovery costs.
     In May 2006, the Louisiana Legislature established by Act 64 of 2006 a new financing vehicle by which electric utilities can use securitization financing for storm recovery costs, including the financing of a storm recovery reserve, through the issuance of “storm recovery bonds.” Storm recovery bonds must be approved in a financing order. This new provision of Louisiana law, the Securitization Act, is codified at La. R.S. 45:1226-1236.1
     If storm recovery bonds are approved and issued, the customers of Cleco must pay the principal of the storm recovery bonds, together with interest and related financing costs through storm recovery charges. Storm recovery charges, to the extent provided in the Securitization Act and this Financing Order, are nonbypassable charges paid by Cleco’s LPSC-jurisdictional customers as a component of the monthly charge for electric service. Storm recovery charges will be collected by Cleco, as initial servicer, or its successor as provided for in this Financing Order.
     The Securitization Act permits the Commission to consider whether the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared with traditional methods of financing or recovering storm recovery costs.2 The primary benefits of the proposed structure arise from replacing traditional debt and equity of the utility with highly rated debt. For instance, the total amount of revenues to be collected under this Financing Order is less than the revenue requirement that would be recovered using traditional financing methods. These benefits will be certified by Cleco.
     In this proceeding, Cleco’s financial analysis and testimony shows that the financing, as proposed by Cleco, will produce significant benefits through lower surcharges to customers as compared to traditional financing methods for recovering utility storm recovery costs. Assuming that the storm recovery bonds are issued in a manner consistent with the base case presented by Cleco, subject to a 7.78% weighted-average annual interest rate (calculated using the amount requested to be securitized by Cleco), the benefit is approximately $75 million on a present-value basis compared to traditional financing. Using worse-case market conditions in relation to the amount initially sought to be securitized, Cleco’s financial analysis demonstrates that the benefit will be approximately $45 million on a net-present value basis under this Financing Order compared to the amount that would be recovered under traditional financing methods, assuming that the storm recovery bonds are issued at an 5.72% weighted-average annual interest rate. Cleco will be required to update the benefit analysis of the net present value

[1]	All references to Sections are to the Securitization Act unless otherwise indicated.

[2]	§ 1228(B).
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of the savings to be included as Attachment 2 in the final Issuance Advice Letter to verify that the final amount securitized provides savings compared to traditional financing methods.
     This Financing Order contains terms ensuring3 that the storm recovery charges authorized herein to be imposed and collected will be nonbypassable and will be applied to all existing and future LPSC-jurisdictional customers who remain attached to Cleco’s (or its successor’s or assignee’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco or its successors or assignees under rate schedules or special contracts approved by the Commission, even if a customer has chosen to switch to self-generation or co-generation.
     This Financing Order also includes a mechanism requiring that storm recovery charges be reviewed and adjusted semi-annually (i.e., every six months),4 to correct over-collections or under-collections during the preceding period and to ensure the projected recovery of amounts sufficient to provide timely payment of debt service on the storm recovery bonds and related financing costs. In addition to the semi-annual reviews, following the scheduled final maturity, quarterly reviews and adjustments may be required in order to assure the payment of debt service on the storm recovery bonds and related financing costs. These provisions will help to ensure that the amount of storm recovery charges paid by customers is neither more nor less than the amount necessary to cover the costs of this financing.
     The State of Louisiana has pledged to and agreed with the storm recovery bondholders, the owners of the storm recovery property, and other financing parties that the State of Louisiana will not:
     (1) Alter the provisions of the Securitization Act which authorize the Commission to create a contract right by the issuance of this Financing Order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;
     (2) Take or permit any action that impairs or would impair the value of the storm recovery property created pursuant to this Financing Order; or
     (3) Except for adjustments under any true-up mechanism established by the Commission, reduce, alter, or impair storm recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties, as applicable, until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the storm recovery bonds have been paid and performed in full.
     In addition, the Commission has covenanted in this Financing Order that after the earlier of the transfer of storm recovery property to an assignee or the issuance of storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of the storm recovery bonds and the related financing costs. “Indefeasible” in

[3]	As permitted by § 1227(15).

[4]	As provided by § 1228(C)(4).
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this context does not refer to the potential defeasance in the future of the storm recovery bonds, but rather that the payment and satisfaction of the bonds and costs are permanent and cannot be revoked or made void. Except in connection with a refinancing or refunding5 or to implement the true-up mechanism adopted by the Commission, the Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in this Financing Order.
     Nothing in the State of Louisiana and Commission agreements described above precludes a limitation or alteration in this Financing Order and the storm recovery property if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to this Financing Order and the full protection of the bondholders and any assignee or financing party.
     Storm recovery property constitutes an existing, present contract right susceptible of ownership, sale, assignment, transfer, and security interest, and the property will continue to exist until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full. In addition, the interests of an assignee or secured party in storm recovery property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by Cleco or any other person or in connection with the bankruptcy of Cleco or any other entity. Except to the extent provided in the Securitization Act, the creation, attachment, granting, perfection, and priority of security interests in storm recovery property to secure storm recovery bonds is governed solely by the Securitization Act and not by the Louisiana Uniform Commercial Code.
     The Commission may adopt a financing order providing for the retiring and refunding of storm recovery bonds. Cleco has not requested and this Financing Order does not grant any authority to refinance storm recovery bonds authorized by this Financing Order. This Financing Order does not preclude Cleco from filing a request for a financing order to retire or refund the storm recovery bonds approved in this Financing Order upon a showing that the customers of Cleco would benefit and that such a financing is consistent with the terms of the outstanding storm recovery bonds.
     To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in Section 1227 of the Securitization Act.

[5]	As permitted in § 1228(F).
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Description of Proposed Transaction
III. DESCRIPTION OF PROPOSED TRANSACTION
     A brief summary of the proposed transaction is provided in this section. A more detailed description is included in Section IV.C, titled “Structure of the Proposed Financing,” and in all the testimony and exhibits supporting the Securitization Application (the “Securitization Application Testimony”).
     To facilitate the proposed securitization, Cleco proposes that a special purpose storm recovery funding entity, the SPE, be created as a wholly owned subsidiary of Cleco to which will be transferred the storm recovery property, which includes the right to impose, collect, and receive storm recovery charges along with the other rights arising pursuant to this Financing Order. Upon the effectiveness of this Financing Order, these rights are storm recovery property, a vested contract right of Cleco.
     The SPE will issue storm recovery bonds and will transfer the net proceeds from the sale of the storm recovery bonds to Cleco in consideration for the transfer of the storm recovery property. The SPE will be organized and managed in a manner designed to achieve the objective of maintaining the SPE as a bankruptcy-remote entity that would not be affected by the bankruptcy of Cleco or any other affiliates of Cleco or any of their respective successors or assignees. In addition, the SPE will have at least one independent manager whose approval will be required for major actions or organizational changes by the SPE.
     The storm recovery bonds will be issued pursuant to an indenture with all trust property thereunder administered by an indenture trustee. The storm recovery bonds will be secured by and payable solely out of the storm recovery property created pursuant to this Financing Order and other collateral described in Cleco’s Securitization Application Testimony. That collateral will be pledged by the SPE to the indenture trustee for the benefit of the holders of the storm recovery bonds and to secure payments due with respect to the bonds and certain costs and expenses relating to the bonds.
     Pursuant to a servicing agreement, Cleco will act as the initial servicer of the storm recovery charges for the SPE, and will undertake to collect such charges from the customers of Cleco and remit these collections to the indenture trustee on behalf and for the account of the SPE. The servicer will be responsible for making any required or allowed true-ups of the storm recovery charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may appoint a successor servicer.
     Projected storm recovery charges will be calculated to be sufficient at all times to pay the scheduled principal, interest and other related financing costs for the storm recovery bonds (including, when necessary, to bring principal payments on schedule over the next two succeeding payment dates). The initial storm recovery charges will be calculated pursuant to the Rider Rate Schedule SRCA shown in Appendix B-1 (“Rider SRCA”) to this Financing Order. Semi-annual, or, following the scheduled final maturity of the bonds, quarterly true-ups will be required and performed to ensure that the amount projected to be collected from storm
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Description of Proposed Transaction
recovery charges is sufficient to service the storm recovery bonds. The methodology for calculating the storm recovery charges and making true-up adjustments is illustrated in Appendix B-1 and Appendix D. This methodology includes the allocation of revenue requirements among customer classes approved by the Commission in this Financing Order.
     The Commission determines that Cleco’s proposed transaction structure for the storm recovery charges should be utilized. This structure is designed based on resetting allocators for the storm recovery transaction annually in accordance with the class-by-class allocations resulting from Cleco’s annual base revenue forecast, with any over or under collection from any period added to or subtracted from, as the case may be, the anticipated revenue requirement for the upcoming period, subject to further modification in accordance with rating agency requirements and the true-up mechanism adopted in this Financing Order.
     The Commission has considered what degree of flexibility to afford to Cleco in establishing the terms and conditions of the storm recovery bonds, including but not limited to upfront and ongoing financing costs, scheduled and legal maturity of the storm recovery bonds within the recommended duration, variable versus fixed interest rates, the type and form of the transaction’s securities registration (such as form of registration, and public vs. private offering), and selection of certain transaction participants. Cleco will be granted flexibility in such matters, subject to the terms of this Financing Order and the Issuance Advice Letter process.
     In its Securitization Application Testimony, Cleco requested the authority to securitize and to cause the issuance of storm recovery bonds in an aggregate principal amount of approximately $187 million, equal to the sum of: (a) approximately $132 million of remaining unamortized storm recovery costs (calculated as of September 1, 2007), plus (b) the costs of funding storm recovery reserves in the amount of approximately $50 million to create a restricted storm recovery reserve in a segregated restricted account, plus (c) upfront financing costs, which are estimated at $4.6 million, and which are subject to further review (as provided in the next paragraph). Cleco has received no pertinent permanent governmental grant or insurance proceeds prior to the issuance of this Financing Order.
     The Commission finds that Cleco should be permitted to securitize its storm recovery costs (including storm recovery reserve costs) and upfront financing costs, as Cleco requests, in accordance with the terms of this Financing Order. The Commission is mindful of the fact that several of the components of these upfront financing costs will vary depending upon the size of the final issuance of the storm recovery bonds. Specifically, the Commission realizes that the SEC registration fee, the rating agency fees and underwriters’ fees typically are proportional to the principal amount of the bonds. In addition, the SEC formula for calculating registration fees changes from time to time. Further, other upfront financing costs, such as legal and accounting fees and expenses, printing expenses and trustee costs will not be known until the issuance of the bonds or even thereafter, when final invoices are submitted. Accordingly, in the Issuance Advice Letter Cleco should update the financing costs securitized to reflect any change in the estimates of the SEC registration fee, the rating agency fees and underwriters’ fees, as a result of a change in the size of the bond financing or a change in the SEC registration fee
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Description of Proposed Transaction
formula, and should otherwise update the estimates in light of then current information. The final upfront financing costs will also include the costs of the Commission’s financial advisor and any legal counsel or regulatory consultants’ fees. Cleco’s total upfront financing costs are estimated at $4.6 million, and that amount will be used for purposes of calculating the aggregate principal amount of the storm recovery bonds. These amounts are preliminary and will be subject to further review on the following basis. Within sixty days after the filing of the Issuance Advice Letter, the initial upfront financing costs will be reviewed and reconciled to prudently and actually incurred costs. Any prudently incurred amounts in excess of the $4.6 million estimated amount included in the principal amount financed will be netted against the restricted storm recovery reserve. If prudent and actual upfront financing costs are less than the estimated upfront financing costs included in the principal amount financed, the periodic billing requirement for the first semi-annual true-up adjustment will be reduced by the amount of such unused funds (together with income earned thereon through investment by the indenture trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the indenture trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the Commission finds that a portion of the upfront financing costs actually incurred by the SPE were not prudent, then the Company shall reimburse that portion as part of the first semi-annual true-up adjustment by paying in that amount into the collection account held by the indenture trustee.
In addition, Cleco has requested that the ongoing financing costs incurred by the SPE in connection with the administration and servicing of the storm recovery bonds should not be included in the principal amount of the storm recovery bonds, but instead should be recovered through the storm recovery charges, subject to the periodic true-up of those charges as provided in this Financing Order. Many of these ongoing costs will not be known until they are incurred. Cleco will be the initial servicer and administrator. The annual servicing fee payable to Cleco following the issuance of the storm recovery bonds will be fixed at 0.05% of the initial principal amount of the storm recovery bonds, subject to the mechanism referred to in Finding of Fact Paragraph 55. The annual administration fee compensation to Cleco for providing administrative and support services to the SPE will be fixed at $100,000.00. In addition, Cleco, as initial servicer and administrator, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting services as well as for other items of costs that will be incurred annually to support and service the storm recovery bonds after issuance. The servicing fee and any expenses incurred by Cleco under the servicing agreement shall be recoverable in any Cleco rate case in the manner provided in Ordering Paragraph 26. In the event that a servicer default occurs, the indenture trustee for the storm recovery bonds will be permitted to appoint a successor servicer with the consent of the SPE, which shall not be unreasonably withheld. The compensation of the successor servicer will be what is required to obtain the services and will not exceed 0.60% of the initial principal amount of the storm recovery bonds per year unless Cleco can reasonably demonstrate to the Commission that the services cannot be obtained at that compensation level under the market conditions at that time. Furthermore, the Commission finds that Cleco may earn a rate of return on its capital investment in the SPE equal to the rate of
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Description of Proposed Transaction
interest payable on the longest maturity tranche of the storm recovery bonds, to be paid by means of periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustments, and further, any actual earnings in excess of that rate will be credited to customers. Cleco will not be reimbursed for its capital contributions from the proceeds of the storm recovery bonds. The Commission finds that Cleco should be permitted to recover its ongoing financing costs, as Cleco requests, in accordance with the terms of this Financing Order.
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Findings of Fact
IV. FINDINGS OF FACT
A. Identification and Procedure
1. Identification of Applicant and Application
1.	Cleco is a Louisiana limited liability company, providing integrated electric utility services, including the generation, purchase, transmission, distribution, and sale of electricity, to approximately 268,000 retail customers in 104 communities in central and southeastern Louisiana.

2.	Cleco is a wholly owned subsidiary of Cleco Corporation, a Louisiana corporation.
2.	Procedural History
3.	On November 4, 2005, Cleco submitted an application to the Commission requesting approval of a surcharge designed to recover, over time, the Company’s storm damage costs incurred as a result of Hurricanes Katrina and Rita. The Company proposed two phases for this proceeding. Phase 1 was a request for interim approval of recovery of storm recovery costs. Phase 2 is a request for approval of a storm recovery surcharge, based upon actual, finalized costs of storm recovery with a reconciliation of any interim recovery to the Commission’s final decision. At the time of the filing in November 2005, Cleco estimated its total storm damage costs to be $161.76 million. The Phase 1 rate increase request was $33 million on an annualized basis. This total included $24.7 million for the recovery of the estimated storm damage costs plus $8.3 million to rebuild Cleco’s storm recovery reserve. Cleco stated that immediate rate recovery of $33 million was needed in order to maintain the Company’s financial integrity because it is undertaking the construction of a new 600 MW generating facility, Rodemacher 3, at an estimated cost in excess of approximately $1 billion.

Notice of Cleco’s application was published in the November 4, 2005 edition of our Official Bulletin. Following publication, interventions were filed by Boise Cascade, LLC, DeGussa Engineered Carbons, LP, Marathon Oil Company and Cabot Corporation. On January 27, 2006, Cleco re-filed its application, and notice of that re-filing was published in the Commission’s Official Bulletin on January 27, 2006. Parties who had previously filed interventions were not required to re-file for Intervenor status, but additional interventions were permitted. Entergy Louisiana, Inc. and Entergy Gulf States, Inc. filed interventions. The matter was referred to Chief Administration Law Judge the Honorable Valerie Meiners to serve as the Presiding Administrative Law Judge.

4.	On February 22, 2006, the Commission approved interim recovery of Cleco’s storm recovery costs as reflected in Order No. U-29157, dated April 18, 2006. The Commission allowed through an interim storm surcharge an interim recovery of $23.44 million, on an annualized basis, which includes $16.18 million annual recovery of estimated storm costs and $7.26 million recovery of annual carrying
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costs associated with the total $161 million estimated storm recovery costs in Phase I. The total portion of the interim surcharge revenues billed and collected for the recovery of estimated storm costs shall be credited against the total storm recovery costs ultimately found recoverable by the Commission in the U-29157 Revenue Requirement Order in this Phase II of Cleco’s storm cost recovery docket.
5.	In Order No. U-29157 the Company was directed to vigorously and actively pursue securitization of its storm damage amounts. Pursuant to the Partial Stipulated Settlement dated March 2, 2007, between Cleco and the Commission Staff, securitization financing was separated into a subsequent financing phase (this Phase III).

6.	On September 12, 2007, the Commission approved the provisions of the U-29157 Revenue Requirement Order (concluding Phase II) determining that Cleco is entitled to recover $132 million of remaining unamortized storm recovery costs and $50 million to fund storm recovery reserves.

7.	In its Securitization Application Testimony for a financing order under Section 1228(A) of the Securitization Act, Cleco sought to securitize and to cause the issuance of storm recovery bonds in an aggregate principal amount of approximately $190 million, equal to the sum of: (a) approximately $135 million of remaining unamortized storm recovery costs (calculated as of June 2007) plus (b) the costs of funding storm recovery reserves in the amount of approximately $50 million to create a restricted storm recovery reserve in a segregated restricted account, plus (c) upfront financing costs, which are estimated to be approximately $4.6 million but which are subject to further review and adjustment as provided in this Financing Order.

8.	The Securitization Application includes the schedules, attachments, and testimony and related exhibits.

9.	Cleco and the Commission Staff have filed a Motion for a stipulation hearing with supporting testimony, and have entered into an Uncontested Proposed Partial Stipulated Settlement Agreement dated August 17, 2007 for Phase III (together with the Partial Stipulated Settlement dated March 9, 2007, for Phase II, collectively the “Stipulated Settlement”). Hearings were held on the Securitization Application and the Stipulated Settlement on August 27, 2007.

10.	On September 12, 2007, the Commission approved this Financing Order (and the U-29157 Revenue Requirement Order, concluding Phases II and III, as well as Phase I).
B. Financing Costs and Amount to be Securitized
1.	Storm Recovery Costs
11.	Storm recovery costs are defined by Sections 1227(13) and (16) to include costs incurred by Cleco in activities connected to the restoration of service
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associated with electric power outages affecting its customers as a result of storms and, if the Commission deems appropriate, the costs to fund and finance any storm recovery reserves.

12.	Pursuant to the U-29157 Revenue Requirement Order, the Commission determined that Cleco has incurred storm recovery costs in the aggregate remaining amount of approximately $132 million (as of September 1, 2007), after crediting the revenues collected by Cleco under the interim storm surcharge. These costs constitute storm recovery costs under the Securitization Act and are eligible for recovery pursuant to this Financing Order.

13.	Cleco has proposed securitizing the gross amount of storm recovery costs before any reduction for the income tax benefits and other tax effects relating to the incurrence of such costs. The tax benefits or other tax effects include (1) the local franchise taxes and (2) with respect to deferred taxes (a) the deduction of storm related operation and maintenance expenses, (b) the tax depreciation relating to the capitalized storm costs, and (c) the casualty loss tax deduction. Cleco has agreed that all the allowed benefits associated with these deferred taxes inure to the benefit of customers and will be reflected in Exhibit B-2 (Rider SCSA).

14.	Pursuant to the U-29157 Revenue Requirement Order, the Commission determined that the level of storm recovery reserves in the amount of approximately $50 million is appropriate. The storm recovery reserve costs constitute storm recovery costs under the Securitization Act and are eligible for recovery pursuant to this Financing Order.
2.	Upfront and Ongoing Financing Costs
15.	Upfront financing costs are those that will be incurred in advance of, or in connection with, the issuance of the storm recovery bonds, and will be recovered or reimbursed from storm recovery bond proceeds. Consistent with Section 1227(5)(c), upfront financing costs include, without limitation, underwriting costs (fees and expenses), rating agency fees, costs of obtaining additional credit enhancements (if any) and of hedges and swaps (if any), fees and expenses of Cleco’s legal advisors, accountants and financial advisor, SEC registration fees, original issue discount, external servicing costs, fees and expenses of the Commission’s financial advisor(s), legal counsel and regulatory consultants (in connection with securitization), fees and expenses of the trustee and its counsel (if any), servicer set-up costs, printing and filing costs, set-up costs relating to the SPE, non-legal securitization proceeding costs and expenses of Cleco and miscellaneous administrative costs.

16.	Ongoing financing costs are those that will be incurred annually to support and service the storm recovery bonds after issuance, and will be recovered or paid from storm recovery charges. Consistent with Section 1227(5)(c), the ongoing financing costs include, among other costs, servicing fees, administrative fees, fees
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and expenses of the trustee and its counsel (if any), external accountants’ fees, ongoing costs of additional credit enhancement (if any) and of entering into hedge and swap transactions (if any), independent manager’s fees, rating agency fees, printing and filing costs, true-up administration fees, fees and expenses of Cleco and the SPE’s counsel, and other miscellaneous costs.

17.	The actual upfront financing costs and certain ongoing financing costs will not be known until on or about the date the storm recovery bonds are issued; other upfront and ongoing financing costs may not be known until such costs are incurred. Except for trustee services, it will not be practical for Cleco or the SPE to solicit proposals for other ongoing services.

18.	Cleco has provided estimates of upfront financing costs totaling approximately $4.6 million in Appendix C. Cleco has also provided in Appendix C estimates of ongoing financing costs for the first year following the issuance of the storm recovery bonds to be approximately $280,000.00, assuming Cleco is the servicer. Cleco shall update the estimate of ongoing financing costs prior to the pricing of any series of storm recovery bonds as part of the Issuance Advice Letter process.

19.	Within 60 days of the filing of the Issuance Advice Letter, Cleco will submit to the Commission a final accounting of its upfront financing costs which will be reviewed and reconciled by the Commission to prudently and actually incurred costs. If prudent and actual upfront financing costs exceed the upfront financing costs included in the principal amount financed, the portion in excess will be netted against and withdrawn from the restricted storm recovery reserve. If the prudent and actual upfront financing costs are less than the upfront financing costs included in the principal amount financed, the billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with income earned thereon through investment by the indenture trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the indenture trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the Commission finds that a portion of the upfront financing costs actually incurred by the SPE were not prudent, then the Company shall reimburse that portion as part of the first semi-annual true-up adjustment by paying that amount into the collection account held by the indenture trustee.
3.	Adjustments to the Amount Financed For Interim Collections
20.	Cleco should be authorized, as part of the Issuance Advice Letter process, to adjust the initial principal amount of the storm recovery bonds to reflect the final total portion of interim surcharge revenues collected that are credited against the total recoverable storm costs in accordance with Finding of Fact Paragraph 4. The initial principal amount of the storm recovery bonds shall be
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adjusted for the actual remaining unamortized storm damage costs not yet reimbursed through the date of the financing, rounded up to the nearest $1 million. The rounding amount will be an addition to the restricted storm recovery reserve.
4.	Amount to be Securitized
21.	Cleco should be authorized to cause storm recovery bonds to be issued by its SPE in an aggregate principal amount of approximately $187 million, equal to the sum of: (a) approximately $132 million of remaining storm recovery costs pursuant to the U-29157 Revenue Requirement Order, plus (b) the costs of funding storm recovery reserves in the amount of approximately $50 million to create a restricted storm recovery reserve in a segregated restricted account, plus (c) upfront financing costs which are set (for this purpose) at $4.6 million (but are subject to further review as provided in Finding of Fact Paragraph 19), plus or minus (d) any adjustment, pursuant to the Issuance Advice Letter, to reflect any approved swap or hedge or credit enhancement or the interim storm revenues pursuant to Finding of Fact Paragraph 20.
5.	Designee Appointment; Issuance Advice Letter Approval Process
22.	Because the actual structure and pricing of the storm recovery bonds and the precise amounts of upfront and ongoing financing costs will not be known at the time that this Financing Order is issued, Cleco has proposed a process by which the terms of the storm recovery bonds can be reviewed by Commission Staff, its advisors and the Commission designee as they are developed and finalized and by which the final transaction terms and costs can be approved.

23.	Cleco has requested that the Commission appoint a designee (the “Designee”) who is authorized to approve through a concurrence process the final terms, structure and pricing of the transaction as set forth in the final Issuance Advice Letter. The Designee’s review of and concurrence with the Issuance Advice Letter, based upon the advice of the Commission’s Staff, financial advisor and special counsel, will be limited to determining that (i) the final structure, terms and pricing of the storm recovery bonds in the Issuance Advice Letter are consistent with the criteria established in this Financing Order and (ii) the mathematical calculations are accurate. The Commission finds that the appointment of a Designee is a reasonable method to protect customers and to assure Cleco and the investing public that all approvals in connection with the issuance of the storm recovery bonds have been obtained as further provided in Finding of Fact Paragraphs 31 and 32. Mr. Lawrence C. St. Blanc is appointed as Designee (subject to Ordering Paragraph 8).

24.	Following determination of the final terms and structure of the storm recovery bonds and prior to the issuance of such bonds, Cleco must file with the Commission for each series of bonds issued, and no later than twenty-four hours
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after the pricing of that series of bonds, an “Issuance Advice Letter”. The Issuance Advice Letter will include the estimated total upfront financing costs of the bonds set at $4.6 million, the updated estimated ongoing financing costs of administering and supporting the bonds, the required principal amount of the bonds (including the adjustment for the collection of interim storm revenues as provided in Finding of Fact Paragraph 20), as well as the bond structure and terms and the interest rates on the bonds. The Issuance Advice Letter will be completed to report the actual dollar amount of the initial storm recovery charges and other information specific to the storm recovery bonds to be issued. The Issuance Advice Letter shall be provided substantially in the form of Appendix A to this Financing Order.

25.	Cleco will submit a draft Issuance Advice Letter to the Commission Staff, financial advisor and special counsel for review no later than two weeks prior to the expected date of initial marketing of the storm recovery bonds. Within one week after receipt of the draft Issuance Advice Letter, Commission Staff will provide to Cleco any comments that Staff may have regarding the adequacy of the information provided, in comparison to the required elements of the Issuance Advice Letter.

26.	A second draft Issuance Advice Letter shall be submitted to the Commission Staff within 48 hours before the pricing of the storm recovery bonds.

27.	A final Issuance Advice Letter shall be submitted to the Commission Staff within 24 hours after the pricing of the storm recovery bonds, which shall contain certificates from the Company and its bookrunning underwriter(s) that include certifications as discussed in Finding of Fact Paragraphs 29, 30 and 96.

28.	The Commission Staff, the Designee and the Commission financial advisor and special counsel shall provide prompt input to Cleco on Issuance Advice Letter filings so that any potential objections or issues regarding the information provided, including but not limited to the structuring and pricing of the storm recovery bonds, can be addressed as soon as practicable. The Commission acknowledges that the rejection of any pricing of the bonds after an underwriting agreement is executed could have adverse consequences to Cleco in its future financing activities.

29.	The completion and filing of an Issuance Advice Letter in the form of the issuance advice letter attached as Appendix A, including the certification from Cleco discussed in Finding of Fact Paragraph 30, is necessary to ensure that all proposed terms of pricing and issuance of any securitization actually undertaken by Cleco are within the parameters established in this Financing Order. Cleco further will update the benefit analysis of the net present value of the savings resulting from securitization, as compared to traditional methods of financing storm recovery costs, in the final Issuance Advice Letter.
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30.	The certification statement contained in Cleco’s certification letter shall be worded precisely as the statement in the form of Attachment 4 in the issuance advice letter approved by the Commission: that to the best knowledge, information and belief of Cleco, its officers, agents and employees after reasonable inquiry, the structuring and pricing of storm recovery bonds, as described in the Issuance Advice Letter, have resulted in the lowest storm recovery charges consistent with market conditions at the time of pricing and the terms of this Financing Order. Other aspects of the certification letter may be modified to describe the particulars of the storm recovery bonds’ facts and the actions that were taken during the transaction.

31.	Within 24 hours of receipt of the final Issuance Advice Letter, the Designee shall either (a) approve the transaction by executing a Concurrence and delivering a copy to Cleco, or (b) reject the Issuance Advice Letter and state the reasons therefor. The Designee’s review of the Issuance Advice Letter shall be limited to the matters specified in Finding of Fact Paragraph 23. The Designee shall approve the transaction using the form of Concurrence attached as Attachment 5 to the Issuance Advice Letter. A change in market conditions from the date and time of the actual pricing of the storm recovery bonds shall not constitute grounds for rejecting the Issuance Advice Letter.

32.	The Designee’s approval of the transaction as described in the Issuance Advice Letter through the Concurrence shall be final, irrevocable and incontestable. The Designee’s approval of the transaction shall, pursuant to the Commission’s authority under this Financing Order and without the need for further action by the Commission, constitute the affirmative, binding and conclusive authorization for Cleco and the SPE to execute the issuance of the storm recovery bonds on the terms set forth in the Issuance Advice Letter.
6.	Customer Benefits
33.	The Securitization Act permits the Commission to consider whether the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared with traditional methods of financing or recovering storm recovery costs. The primary benefits of the proposed structure arise from replacing traditional debt and equity of the utility with highly rated, lower interest bearing debt. In this proceeding, we find that Cleco’s financial analysis and testimony shows, and Cleco will certify in the final Issuance Advice Letter, pursuant to Attachment 2 thereof, that the financing as proposed by Cleco will produce a net present value benefit to customers, and lower customer bills, each as compared to traditional methods of financing or recovering utility storm recovery costs.

34.	The Securitization Act recognizes that this securitization financing is a valid public purpose. The Commission acknowledges that the lower interest rate obtainable on
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the storm recovery bonds requires that the Commission’s obligations under this Financing Order be direct, irrevocable, unconditional and legally enforceable against the Commission.
C. Structure of the Proposed Financing
1.	The Special Purpose Entity (The “SPE”)
35.	For purposes of this securitization, Cleco will create the “SPE”, a special purpose storm recovery funding entity which will, as contemplated by Section 1228(D)(2), be a Louisiana limited liability company with Cleco as its sole member, unless Cleco determines that in order to satisfy rating agency conditions it would be preferable to form the SPE under the laws of the State of Delaware. The SPE will be formed for the limited purpose of acquiring storm recovery property (which could include any storm recovery property authorized by the Commission in a subsequent financing order), issuing storm recovery bonds in one or more series and in one or more tranches for each series (which could include storm recovery bonds authorized by the Commission in a subsequent financing order), and performing other activities relating thereto or otherwise authorized by this Financing Order. The SPE will not be permitted to engage in any other activities and will have no assets other than storm recovery property and related assets to support its obligations under the storm recovery bonds. Obligations relating to the storm recovery bonds will be the SPE’s only significant liabilities. These restrictions on the activities of the SPE and restrictions on the ability of Cleco to take action on the SPE’s behalf are imposed to achieve the objective of ensuring that the SPE will be bankruptcy remote and not affected by a bankruptcy of Cleco. The SPE will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the storm recovery bonds remain outstanding, the SPE will have at least one independent manager with no organizational affiliation with Cleco other than acting as independent managers for any other bankruptcy-remote subsidiary of Cleco or its affiliates. The SPE will not be permitted to amend the provisions of the organizational documents that ensure bankruptcy-remoteness of the SPE without the prior unanimous consent of its managers.[1] Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge, without the prior unanimous consent of its managers. Additionally, Cleco shall not apply for judicial dissolution of the SPE, and Cleco is not permitted to and shall not withdraw from or otherwise cease to be a member of the SPE for any reason whatsoever, including that Cleco

[1]	§ 1228(D)(2). If formed under Delaware law, the SPE will have substantially identical provisions to ensure bankruptcy-remoteness.
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itself shall not dissolve or otherwise terminate its legal existence, unless an acceptable new member of the SPE is substituted for Cleco, until all storm recovery bonds and all financing costs have been paid in full. Other restrictions to ensure bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the rating agencies. In addition, the Commission will waive any rights it may have to rescind this Financing Order under La. R.S. 12:1308.2(E) if the SPE becomes delinquent in filing its annual report required under La. R.S. 12:1308.1. Cleco may create more than one SPE, in which event the rights, structure and restrictions described in this Financing Order with respect to the SPE would be applicable to each such issuer of storm recovery bonds to the extent of the storm recovery property sold to it and the storm recovery bonds issued by it.

36.	The initial capital of the SPE will be a nominal amount of $100.00. Concurrently with the issuance of the bonds, not less than 0.50% of the original principal amount of each series of storm recovery bonds will be invested by Cleco in the SPE. Adequate funding of the SPE will minimize the possibility that Cleco would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy remoteness of the SPE, and is a factor in treating the financing as a borrowing by Cleco for federal income tax purposes. A sufficient level of capital is necessary to minimize the risk that the SPE would not be treated as bankruptcy remote from Cleco and, therefore, assist in achieving the lowest reasonable cost to customers for the storms’ damage.

37.	The use and proposed structure of the SPE and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transaction and to minimize the storm recovery charges. Therefore, the use and proposed structure of the SPE should be approved. The Commission will not exercise any authority to approve or not approve any independent manager of the SPE selected by the Company.
2.	Structure and Documents
38.	The SPE will issue storm recovery bonds in one or more series, and in one or more tranches for each series, in an aggregate amount not to exceed the principal amount approved pursuant to this Financing Order and will pledge to the indenture trustee, as collateral for payment of the storm recovery bonds, the storm recovery property, including the SPE’s right to receive the storm recovery charges as and when collected, and certain other collateral described in Cleco’s Securitization Application Testimony.

39.	Concurrent with the issuance of any of the storm recovery bonds, Cleco will transfer to the SPE all of Cleco’s rights under this Financing Order, including rights to impose, collect, and receive storm recovery charges approved in this Financing Order. This transfer will be structured
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so that it will qualify as a true sale within the meaning of Section 1230(1). By virtue of the transfer, the SPE will acquire all of the right, title, and interest of Cleco in the storm recovery property arising under this Financing Order.

40.	The revenue calculation of the storm recovery charges authorized by this Financing Order will be designed to be at all times sufficient to pay the principal of and interest on the storm recovery bonds, together with related financing costs. The storm recovery bonds will be issued pursuant to the indenture administered by the indenture trustee. The indenture will include provisions for a collection account for each series and subaccounts for the collection and administration of the storm recovery charges and payment or funding of the principal and interest on the storm recovery bonds and other financing costs in connection with the storm recovery bonds, as described in Cleco’s Securitization Application Testimony. Any storm recovery charge revenues not required for the current payment of principal and interest due on the bonds, together with related financing costs, including but not limited to the funding of any overcollateralization or reserve account, will be available to pay such amounts in a future period.

41.	Cleco will submit to Commission Staff, financial advisor and special counsel proposed forms of an Indenture, a Limited Liability Company Operating Agreement (for the SPE), a Purchase and Sale Agreement, an Administration Agreement, and a Servicing Agreement, which will set out in substantial detail certain terms and conditions relating to the transaction and security structure. Cleco proposes that each of the agreements will be executed substantially in the form submitted to the Commission Staff, subject to review and comments by the Commission Staff and advisors consistent with this Financing Order and Finding of Fact Paragraph 93.

42.	Cleco will also submit a proposed form of prospectus and term sheet to be used in connection with the offering and sale of the storm recovery bonds. These offering materials will be subject to review and comment by Commission Staff, financial advisor and special counsel consistent with this Financing Order and Finding of Fact Paragraph 93.
3.	Credit Enhancement and Arrangements to Enhance Marketability
43.	Due to current financial market conditions, Cleco has requested authority to consider the use of floating rate bonds, and any hedges or swaps which might be used in connection therewith.

44.	In current market conditions, it is uncertain whether floating rate bonds will be more effectively sold, or whether the benefits of an interest-rate swap within the storm recovery bond structure will outweigh the costs of researching and preparing the swap and result in lower storm recovery charges.
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45.	An interest-rate swap within the storm recovery bond structure could expose customers to higher risks in relation to the storm recovery charges and the ability of the swap counterparty to meet its obligations.

46.	The Company’s possible use of floating rate debt and the associated interest rate swaps or hedges is reasonable and should be approved, and Cleco should be permitted to recover the upfront and ongoing financing costs of swap or hedges, provided that Cleco demonstrates to the satisfaction of the Commission Staff, the Commission’s financial advisor and the Commission’s special counsel that such use provides benefits greater than their reasonably estimated risks.

47.	The Company proposes to use additional forms of credit enhancement (including letters of credit, reserve or overcollateralization accounts, surety bonds, bond insurance, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds if such arrangements are reasonably expected to result in net benefits to customers. Cleco also asked that the costs of any swaps or hedges or credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of upfront financing costs to be financed. Cleco should be permitted to recover the upfront financing and ongoing financing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s financial advisor and Cleco agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of swaps or hedges or credit enhancements or other arrangements are proposed by Cleco, Cleco shall obtain and provide the Commission’s financial advisor with copies of costs / benefit analyses performed by or for Cleco that support the request to use such arrangements. The costs of credit enhancement provided for herein are not included in the estimate of $4.6 million of upfront financing costs, and will not be included in the adjustment calculations described in Finding of Fact Paragraph 19. This finding does not apply to the collection account, or its subaccounts, which are otherwise approved in this Financing Order.

48.	Cleco’s proposed use of credit enhancements and arrangements to reduce interest rate risk or enhance marketability is reasonable and should be approved, provided that Cleco certifies that the enhancements or arrangements provide benefits greater than their costs and that such certifications are agreed to through the Concurrence by the Designee.
4.	Storm Recovery Property
49.	Pursuant to Section 1227(17), the storm recovery property consists of the following:
(1)	all rights and interests of Cleco or the successor or assignee of Cleco under this Financing Order, including the right to impose, bill, charge, collect, and receive storm recovery charges authorized in
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this Financing Order and to obtain periodic adjustments to such charges as are provided in this Financing Order, and

(2)	all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in the first numbered bullet of this Paragraph, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.
50.	As of the effective date of this Financing Order, there is created and established for the benefit of Cleco storm recovery property, which, pursuant to Section 1229(A) and Section 1230(3), is incorporeal movable property in the form of a vested contract right and is a contractual obligation of irrevocability by the Commission in favor of Cleco, its transferees and other financing parties.

51.	Pursuant to Sections 1228(C)(7) and Section 1229(B), the storm recovery property created by this Financing Order will continue to exist until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full.

52.	Storm recovery property and all other collateral will be held (in pledge) and administered by the indenture trustee pursuant to the indenture, as described in Cleco’s Securitization Application Testimony. This proposal will help ensure the desired triple-A ratings by two or more rating agencies and therefore lower storm recovery charges and should be approved.
5.	Servicer and the Servicing Agreement
53.	Cleco will execute a servicing agreement with the SPE. The servicing agreement may be amended, renewed or replaced by another servicing agreement. Cleco will be the initial servicer. Cleco will not voluntarily assign or outsource this responsibility except with the Commission’s prior approval and upon a demonstration that the costs under an alternative arrangement will be no more than if Cleco continued to perform such services itself, or there is another affiliate that will provide such services at the same or lower cost than if Cleco continued to perform such services itself, or there is a successor entity to Cleco as the result of a merger or other restructuring that assumes Cleco’s responsibilities as the servicer and administrator. However, Cleco may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement. Pursuant to the servicing agreement, the servicer is required, among other things, to impose and collect the applicable storm recovery charges for the benefit and account of the SPE or its assigns or pledgees, to make the periodic true-up adjustments of storm recovery charges required or allowed by this
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Financing Order, and to account for and remit the applicable storm recovery charges to or for the account of the SPE or its assigns or pledgees in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement). Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the storm recovery bonds, or the indenture trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of storm recovery bonds, shall appoint an alternate party to replace the defaulting servicer, with the SPE’s consent (which shall not be unreasonably withheld), in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement. The rights of the SPE under the servicing agreement will be included in the collateral pledged by the SPE to the indenture trustee under the indenture for the benefit of holders of the storm recovery bonds. In the event that there is more than one Cleco-related issuer of storm recovery bonds (i.e., more than one SPE, as noted in Finding of Fact Paragraph 35 above), Cleco will act as initial servicer under a servicing agreement with each such issuer.

54.	The servicer shall remit storm recovery charges to the SPE or the indenture trustee each business day based on estimated daily collections, using a weighted average balance of days outstanding on Cleco’s retail bills. The collections remitted each business day will represent the estimated charges according to the servicing agreement. Cleco will track the amount billed for storm recovery charges by customer. The summation of those individual charges on a daily basis will be remitted to the SPE on each business day, net of considerations of the timing lag between billing and collection, and as further adjusted for uncollectible amounts. For example, if Cleco’s retail bills are outstanding, on a weighted average basis, for a period of 37 days, then the servicer will remit the storm recovery charges billed on a particular date, less an assumed write-off rate, 37 days after that date. As set forth in the servicing agreement, the servicer will include in the calculation of this remittance an allowance for the estimated charged-off amount based on the prior annual period. The servicing agreement also will provide for an annual reconciliation of estimated remittances (including the estimated charged-off amount) with actual collections of storm recovery charges. Cleco will not be required to credit customers with any earnings accruing to Cleco on transferred and untransferred daily collections of storm recovery charges. In the first 12 months that the storm recovery charges are in place, Cleco will track its remittance performance in accordance with the servicing agreement.
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55.	The servicer will be entitled to an annual servicing fee fixed at 0.05% of the initial principal amount of the storm recovery bonds, subject to the mechanism described in Ordering Paragraph 26, which ensures that both the customers and the Company are protected in the event the costs of servicing are greater or lesser than the fixed servicing fee. That methodology (the fixed fee and mechanism contained in that Ordering Paragraph) ensures that the annual servicing fee will include only those costs related to the servicing function and that customers will not be charged twice for the same costs. Ongoing external information technology costs, bank wire fees, and legal fees related to the servicing agreement are part of this servicing fee. In addition, Cleco, as initial servicer, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting as well as for other items of costs that will be incurred annually to support and service the storm recovery bonds after issuance. The Commission approves the servicing fee as described herein as reasonable. The Commission also approves, in the event of a default by Cleco as the initial servicer resulting in the appointment of a successor non-affiliate servicer, a higher annual servicing fee not to exceed 0.60% of the initial principal amount of the storm recovery bonds, unless Cleco demonstrates to the Commission that a higher servicing fee must be paid in order to obtain the services based on the prevailing market conditions at that time and the Commission approves such higher fee at such time as provided in Ordering Paragraph 42. To the extent a higher servicing fee is caused by the replacement appointment of a non-affiliate servicer due to the negligence, misconduct or termination for cause of Cleco or affiliate servicer, the servicing agreement will provide (for the benefit of the Commission) that Cleco shall bear the increased portion, and not its customers. In addition to the servicing fee, Cleco will be entitled to an annual administration fee for providing administrative and support services to the SPE fixed at $100,000.00 (with no escalation). The Commission approves the administration fee as described herein as reasonable.

56.	The obligations to continue to provide service and to collect and account for storm recovery charges will be binding upon Cleco and any other entity that provides transmission and distribution electric services or, in the event that transmission and distribution electric services are not provided by a single entity, any other entity providing electric transmission or distribution services to Cleco’s LPSC jurisdictional customers. The Commission will enforce the obligations imposed by this Financing Order, the Commission’s applicable substantive rules, and applicable statutory provisions.

57.	To the extent that any interest in the storm recovery property created by this Financing Order is assigned, sold or transferred to an assignee, such as the SPE, Cleco will enter into a contract with that assignee that will require Cleco (or its successor under such contract) to continue to operate Cleco’s electric
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transmission and distribution system providing service to Cleco’s LPSC-jurisdictional customers.

58.	No provision of this Financing Order shall prohibit Cleco from selling, assigning or otherwise divesting any of its transmission system or distribution system or any portion thereof providing service to Cleco’s LPSC-jurisdictional customers, by any method whatsoever, including those specified in Ordering Paragraph 57 pursuant to which an entity becomes a successor, so long as the entities acquiring either such system or portion thereof agree to continue operating such facilities to provide service to LPSC-jurisdictional customers. Nothing in this Financing Order is intended to limit or impair any authority of the Commission concerning the transfer of ownership or control of Cleco or its assets.

59.	The servicing agreement described in Findings of Fact Paragraphs 53 through 58 is reasonable, will reduce risk associated with the proposed financing and should, therefore, result in lower storm recovery charges and greater benefits to customers and should be approved.
6.	Storm Recovery Bonds: Maturity and Issuance
60.	The scheduled final maturity date of any series of storm recovery bonds will not exceed 14 years from the date of issuance of such series, and their legal final maturity will not be more than two years after the scheduled final maturity date. The scheduled and legal final maturity date and interest rate (floating or fixed) of each series and tranche within a series and amounts in each series will be finally determined by Cleco, consistent with market conditions and indications of the rating agencies, at the time the storm recovery bonds are priced, but subject to Cleco’s compliance with the Issuance Advice Letter process. Pursuant to Section 1228(E), but subject to the limitations set forth in this Financing Order, Cleco will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights arising under this Financing Order, or to cause the issuance of any storm recovery bonds authorized in this Financing Order. The SPE will issue the storm recovery bonds no earlier than the third business day after pricing of the storm recovery bonds.

61.	The Commission finds that the proposed bond structure allocating the revenue requirements for each customer class annually in accordance with the class-by-class allocations resulting from Cleco’s most recent annual base revenue forecast as contemplated by Finding of Fact Paragraph 79, subject to further modification in accordance with rating agency requirements and the true-up mechanism approved in this Financing Order, is in the public interest and should be adopted.
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7.	Security for Storm Recovery Bonds
62.	The payment of the storm recovery bonds and related charges authorized by this Financing Order is to be secured by the storm recovery property created by this Financing Order and by certain other collateral as described in the Securitization Application Testimony. The storm recovery bonds will be issued pursuant to the indenture administered by the indenture trustee. The indenture will include provisions for a collection account for each series and subaccounts for the collection and administration of the storm recovery charges and payment or funding of the principal and interest on the storm recovery bonds and other costs, including fees and expenses, in connection with the storm recovery bonds, as described in Cleco’s Securitization Application Testimony. Pursuant to the indenture, the SPE will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the storm recovery bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts. A form of the indenture will be filed with the Commission, as described in Finding of Fact Paragraph 41.
(a)	The General Subaccount
63.	The indenture trustee will deposit the storm recovery charge remittances that the servicer remits to the indenture trustee for the account of the SPE into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount. The indenture trustee will on a periodic basis apply monies in this subaccount to pay expenses of the SPE, to pay principal and interest on the storm recovery bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments meeting rating agency requirements as provided in the indenture, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the storm recovery bonds and all other components of the periodic payment requirement (as defined in Finding of Fact Paragraph 77), and otherwise in accordance with the terms of the indenture and this Financing Order.
(b)	The Capital Subaccount
64.	When a series of storm recovery bonds is issued, Cleco will make a capital investment to the SPE for that series, which the SPE will deposit into the capital subaccount. The amount of the capital investment will be not less than 0.50% of the original principal amount of each series of storm recovery bonds. The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the storm recovery bonds and all other components of the periodic
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payment requirement. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments meeting rating agency requirements as provided in the indenture. Any amounts in the capital subaccount will be available to be used by the indenture trustee to pay principal and interest on the storm recovery bonds and all other components of the periodic payment requirement if necessary due to a shortfall in storm recovery charge collections. Any funds drawn from the capital subaccount to pay these amounts due to a shortfall in the storm recovery charge collections will be replenished through future storm recovery charge remittances. Upon payment of the principal amount of all storm recovery bonds and the discharge of all obligations that may be paid by use of storm recovery charges, all amounts in the capital subaccount will be released to the SPE for distribution to and retention by Cleco (except any excess earnings).

65.	The capital investment to the SPE will be funded by Cleco. Proceeds from the sale of the storm recovery bonds will not be used to reimburse Cleco the amount of the capital contribution. Cleco shall be permitted to earn a rate of return on invested capital in the SPE equal to the rate of interest payable on the longest maturing tranche of the storm recovery bonds, to be paid by means of periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustments, and further, any actual earnings in excess of that rate will be credited to customers.
(c)	The Excess Funds Subaccount
66.	The excess funds subaccount will hold any storm recovery charge remittances and investment earnings on the collection account in excess of the amounts needed to pay current principal and interest on the storm recovery bonds and to pay other periodic payment requirements (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the periodic billing requirement (as defined in Finding of Fact Paragraph 78) for purposes of the true-up adjustment. The money in this subaccount will be invested by the indenture trustee in short-term high-quality investments meeting rating agency requirements as set forth in the indenture, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the storm recovery bonds and other periodic payment requirements.
(d)	Other Subaccounts
67.	Other credit enhancements required by rating agencies or otherwise proposed by Cleco in the form of reserve or overcollateralization or other subaccounts may be utilized for the transaction if such enhancements are
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required to secure a triple-A debt rating, or to provide benefits greater than their tangible and intangible costs as demonstrated pursuant to Finding of Fact Paragraph 47 and are approved pursuant to the Issuance Advice Letter process. Such credit enhancements are not part of the $4.6 million estimate of upfront financing costs and will not be included in the adjustment calculations described in Finding of Fact Paragraph 19.
8.	General Provisions
68.	The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the storm recovery bonds and all other components of the periodic payment requirement. If the amount of storm recovery charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the storm recovery bonds and to make payment on all of the other components of the periodic payment requirement, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments. Any reduction or deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture. Upon the maturity of the storm recovery bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount (including earnings thereon), will be released to the SPE and equivalent amounts will be credited by Cleco to customers consistent with Ordering Paragraph 31.

69.	The use of a collection account and its subaccounts in the manner proposed by Cleco is reasonable, will lower risks associated with the securitization and thus lower the costs to customers, and should, therefore, be approved.
9.	Storm Recovery Charges—Imposition and Collection; Nonbypassability; Pledges
70.	Cleco seeks authorization to impose on and to collect from its customers, storm recovery charges in an amount sufficient to provide for the timely recovery of its costs approved in this Financing Order (including payment of principal and interest on the storm recovery bonds and financing costs related to the storm recovery bonds). Cleco seeks to impose and collect the storm recovery charges until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full. The term of the storm recovery bonds will be consistent with Finding of Fact Paragraph 60.
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71.	Storm recovery charges will be separately identified on bills. The servicer shall send a written statement at least annually to all customers to the effect that the SPE (or its assignee) is the owner of the rights to the storm recovery property and that the servicer is merely the collection agent for the SPE (or its assignee or pledgee). Cleco will work with the Commission Staff, financial advisor and special counsel to develop the appropriate notice that should appear on customer bills as well as the language for and timing of the annual bill inserts.

72.	If any customer does not pay the full amount of any bill to Cleco, the amount paid by the customer will be applied to all charges on the bill, including without limitation electric service charges and all storm recovery charges, based, as to a bill with charges covering more than one month, on the chronological order of billing, and, as to those charges with the same billing date, pro-rata. In addition, if there is more than one owner of storm recovery property, or if the sole or any owner of storm recovery property (or pledgee or pledgees) has issued multiple series of bonds, such partial collections representing storm recovery charges shall be allocated among such owners (or pledgee or pledgees), and among such series of storm recovery bonds, pro-rata based upon the amounts billed with respect to each series of storm recovery bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff. The foregoing allocations will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

73.	Cleco, acting as servicer, and any subsequent servicer, will collect nonbypassable storm recovery charges that are applied to all existing and future LPSC-jurisdictional customers who remain attached to Cleco’s (or its successor’s or assignee’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco under rate schedules or special contracts approved by the Commission. Cleco has proposed that the storm recovery charge be nonbypassable within the meaning of Internal Revenue Procedure 2005-62. Cleco proposes that storm recovery charges for customers choosing to self-generate or co-generate will be assessed on the total amount, in the aggregate, of their firm and standby load served by Cleco. Any customer who completely severs interconnection with Cleco may become exempt from continued payment of the storm recovery charges. The Exhibit JRC-18 in the testimony of J. Robert Cleghorn describes this charge with greater specificity. The Commission finds that such nonbypassability provision is appropriate to ensure an equitable allocation of storm recovery costs among customers and to secure the desired triple-A rating for the storm recovery bonds.

74.	Pursuant to Section 1227(15) and constitutional and other statutory authority, the Commission herein provides that, if restructuring of retail sales and distribution of electricity in Louisiana subsequently provides that customers may choose to receive their supply service from another provider, such selection of another
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provider will not allow such customers to bypass the storm recovery charge, so long as they continue to be attached to Cleco’s transmission or distribution lines. In the event of such restructuring, those customers who choose another provider for partial or full requirements supply, but remain attached to Cleco’s transmission or distribution lines, would be assessed the storm charge at the highest peak demand imposed on the Cleco system by demand metered customers and the highest peak consumption level of customers who are not demand metered, in each case during the twelve months immediately preceding the switch.

75.	Cleco’s proposal related to imposition and collection of storm recovery charges is reasonable and is necessary to ensure collection of storm recovery charges sufficient to support recovery of the costs approved in this Financing Order and should be approved. It is reasonable to approve the form of Appendix B-1 (Rider SRCA) and Appendix B-2 (Rider SCSA) to this Financing Order and require that these tariff provisions be filed before any storm recovery bonds are issued pursuant to this Financing Order. The storm recovery charges imposed by this Financing Order are irrevocable, binding and nonbypassable charges.

76.	Cleco’s Securitization Application Testimony included support that the rating and credit quality of the storm recovery bonds would be enhanced by the provision of a Commission pledge, as permitted under Section 1228(C)(5), as well as the State pledge set forth in Section 1234, protecting the storm recovery charges.
10.	Periodic Payment and Billing Requirements; Allocations
77.	The periodic payment requirement is the required periodic payment for a given period (i.e., semi-annually, or such other applicable period) due under (or otherwise payable with respect to) the storm recovery bonds. Each periodic payment requirement includes: (a) the principal amortization of the storm recovery bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the storm recovery bonds (including any accrued and unpaid interest); and (c) ongoing financing costs consisting of, without limitation, the servicing fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancements or hedges or swaps. The initial periodic payment requirement for the storm recovery bonds issued pursuant to this Financing Order should be updated in the Issuance Advice Letter.

78.	The periodic billing requirement represents the aggregate dollar amount of storm recovery charges that must be billed during a given period (i.e., semi-annually, or such other applicable period) so that the projected storm recovery charge collections will be sufficient to meet the entire aggregate periodic payment requirement for that period, given: (i) forecast usage data for the period; (ii)
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forecast uncollectibles for the period; and (iii) forecast lags in collection of billed storm recovery charges for the period. In the true-up process, the over or under collection from any period will be added to or subtracted from, as the case may be, the periodic billing requirement for the upcoming period.

79.	Cleco proposed resetting allocation factors annually for each customer rate class, in accordance with Cleco’s most recent annual base revenue forecast, for the distribution of the periodic billing requirement to each customer rate class, in the testimony of J. Robert Cleghorn. The allocators will be reset in proportion to each customer class’ allocation percentage from the most recent base revenue forecast. The last utilized allocations will be used if no new allocations have been determined at a particular time.

80.	The Commission adopts the allocator reset methodology proposed by Cleco and reflected in the Securitization Application Testimony, Finding of Fact Paragraph 79 and illustrated by Appendix B-1 hereto.
11.	Calculation and True-Up of Storm Recovery Charges
81.	Pursuant to Section 1228(C)(4), the servicer of the storm recovery bonds will make mandatory semi-annual adjustments (i.e., every six months) to the storm recovery charges to:
(a)	correct, over a period of up to 12 months covering the next two succeeding payment dates as provided in Finding of Fact Paragraph 84, any under-collections or over-collections, for any reason, during the preceding six months; and

(b)	to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal of and interest on the storm recovery bonds and all other financing costs during the subsequent 12-month period, consistent with the methodology described in Finding of Fact Paragraph 84.
However, to the extent any storm recovery bonds remain outstanding after the scheduled maturity date of the last bond tranche or class, mandatory true-up adjustments shall be made quarterly until all bonds and associated costs are paid in full (and any under-collection shall be corrected for the next payment date instead of over a period covering the next two succeeding payment dates). The form of true-up notice is attached as Appendix D to this Financing Order.
82.	The Commission Staff will have 15 days after the date of the true-up filing in which to confirm the mathematical accuracy of the servicer’s adjustment.

83.	True-up filings will be based upon the cumulative differences, regardless of the reason, between the periodic payment requirement (including scheduled principal and interest payments on the storm recovery bonds and ongoing financing costs) and the amount of storm recovery charge remittances to the
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indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet on a timely basis the periodic payment requirement over the scheduled life of the storm recovery bonds. In order to assure adequate storm recovery charge revenues to fund the periodic payment requirement and to avoid large over-collections and under-collections over time, the servicer will reconcile the storm recovery charges using Cleco’s most recent forecast of electricity deliveries and estimates of ongoing financing costs. The calculation of the storm recovery charges will also reflect both a projection of uncollectible storm recovery charges and a projection of payment lags between the billing and collection of storm recovery charges based upon Cleco’s most recent experience regarding collection of storm recovery charges.

84.	The servicer will make true-up adjustments in the following manner:
(a)	subtract the previous period’s storm recovery charge revenues collected and remitted from the previous period’s periodic payment requirement to calculate the under-collection or over-collection from the preceding period;

(b)	calculate the amount of this true-up adjustment, by (i) correct any under-collection or over-collection calculated in step (a) over a period of up to 12 months covering the next two succeeding payment dates (in order to mitigate the size and impact of the adjustment), using the rules that (x) principal payments on the storm recovery bonds will be brought on schedule over the next two succeeding payment dates, but (y) the resulting periodic billing requirement always must be sufficient to cover operating expenses and interest on the storm recovery bonds on a timely basis, plus (ii) add any amount carried forward from the previous true-up adjustment by the operation of step (b)(i) during the preceding true-up adjustment calculation;

(c)	add the amount calculated in step (b) to the upcoming period’s trued-up periodic billing requirement to determine an adjusted periodic billing requirement for the upcoming period;

(d)	add the amount, if a positive number, equal to the difference of the return on Cleco’s invested capital in the SPE for the previous period minus the actual investment earnings thereon from the indenture trustee’s eligible investments for the previous period;

(e)	allocate the result from step (d) using the allocation factors approved by the Commission in this Financing Order and develop customer class specific storm recovery charge rates based on those allocated dollar amounts; and

(f)	file those adjusted storm recovery charge rates with the LPSC not less than 15 days prior to the first billing cycle of the month in which the revised storm recovery charges will be in effect.
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85.	As discussed Finding of Fact Paragraphs 79-80, the allocation of payment responsibility among customer classes in calculating the storm recovery charges is presented in Cleco’s Securitization Application Testimony and illustrated in Appendix B-1. Pursuant to the mandatory semi-annual true-up procedure, the calculations will change, after the initial Rate Schedule Rider SRCA period calculated from the effective date of Rider SRCA through the first payment date, over two payment dates. The servicer will calculate the initial storm recovery charges consistent with Finding of Fact Paragraphs 77 through 85.

86.	The servicer may also make interim true-up adjustments more frequently at any time during the term of the storm recovery bonds: (i) if the servicer forecasts that storm recovery charge collections will be insufficient to make all scheduled payments of interest and other financing costs in respect of the storm recovery bonds during the current or next succeeding payment period or bring all principal payments on schedule over the next two succeeding payment dates and/or (ii) to replenish any draws upon the capital subaccount. Each such interim true-up shall use the methodology identified in Finding of Fact Paragraphs 81 through 85 applicable to the semi-annual true-up.

87.	Semi-annual, interim and quarterly true-up adjustments shall be filed not less than 15 days prior to the first billing cycle of the month in which the revised storm recovery charges will be in effect.
12. Additional True-Up Provisions
88.	The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the storm recovery charges. The Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment. Any true-up adjustment filed with the Commission should be effective on its proposed effective date, which shall be not less than 15 days after filing. Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings. Any interim true-up may take into account the periodic payment requirement for the next succeeding 12 months if required by the servicing agreement.

89.	The true-up mechanism described in this Financing Order and contained in Appendix D to this Financing Order is reasonable and will reduce risks related to the storm recovery bonds, resulting in lower storm recovery charges and greater benefits to customers and should be approved.

90.	To improve the credit quality of the storm recovery bonds in light of the expected final maturity of approximately 14 years for the longest maturity tranche of the storm recovery bonds, the true-up methodology approved in this Financing Order requires that any delinquencies or under-collections in one customer class will be taken into account in the application of the true-up
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mechanism to adjust the storm recovery charge for all customers of Cleco, not just the class of customers from which the delinquency or under-collection arose. The Commission finds that this cross-collateralization methodology will enhance the credit quality of the storm recovery bonds and lower storm recovery charges.

91.	The servicer shall request Commission approval of an amendment to the true-up mechanism described herein – a non-standard true-up (under such procedures as shall be proposed by the servicer and approved by the Commission at the time) —that it deems necessary or appropriate to address any material deviations between storm recovery charge collections and the periodic revenue requirement. No such change shall cause any of the then-current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

92.	The broad-based nature of the true-up mechanism and the pledges of the State of Louisiana and the Commission, along with the bankruptcy remoteness of the SPE and the collection account, will serve to minimize, if not effectively eliminate, for all practical purposes and circumstances, any credit risk associated with the storm recovery bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest on the storm recovery bonds as and when legally due). The Company has agreed to appropriately include this statement in the marketing materials for the storm recovery bonds.
13. Commission Participation and Designee
93.	The Commission’s Designee, the Commission Staff, its special counsel, and its financial advisor must be allowed to see and have input roles in the documentary process as contemplated by Finding of Fact Paragraphs 41 and 42; participate in the selection of underwriters and other transaction participants; participate in the rating agency process; participate in investor meetings; and participate in the transactional elements relating to the structuring, marketing and pricing of the storm recovery bonds, including advance planning and strategy sessions, road-shows, and marketing presentations. In order to facilitate this involvement, the Company has agreed to provide for the timely flow of information and updates, hold periodic update meetings and/or conference calls, provide periodic reports from underwriters, and answer requests for confirmatory information and data.
14. Storm Recovery Bond Transaction Structure
94.	Cleco has proposed a transaction structure that is expected to include (but is not limited to):
(a)	the use of the SPE as issuer of the storm recovery bonds, limiting the risks to bondholders of any adverse impact resulting from a bankruptcy proceeding of its parent Cleco or any affiliate;

(b)	the right to impose and collect storm recovery charges that are nonbypassable and which must be trued-up at least semi-annually, and
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more frequently under certain circumstances, in order to ensure projected recovery of amounts sufficient to provide timely payment of all financing costs;

(c)	additional collateral in the form of a collection account, which includes a capital subaccount funded in cash in an amount equal to not less than 0.50% of the original principal amount of the storm recovery bonds, and other subaccounts resulting in greater certainty of payment of interest and principal to investors, all of which are consistent with the IRS requirements to assure the desired federal income tax treatment for the storm recovery bond transaction;

(d)	protection of the holders of storm recovery bonds against potential defaults by any servicer that is responsible for billing and collecting the storm recovery charges from existing or future customers;

(e)	the treatment for federal income tax purposes to include: (i) the transfer of the rights under this Financing Order to the SPE not resulting in gross income to Cleco, and the future revenues under the storm recovery charges being included in Cleco’s gross income under its usual method of accounting, (ii) the issuance of the storm recovery bonds and the transfer of the proceeds of the storm recovery bonds to Cleco not resulting in gross income to Cleco, and (iii) the storm recovery bonds constituting borrowings of Cleco;

(f)	the marketing of the storm recovery bonds using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, interest rate type and prices and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the storm recovery bonds;

(g)	a scheduled final maturity of the last tranche of storm recovery bonds that does not exceed 14 years from the date of issuance of the storm recovery bonds (although the legal final maturity of that last tranche of the storm recovery bonds may extend to 16 years from the date of issuance of the storm recovery bonds);

(h)	resetting allocation factors for each customer class, in accordance with Cleco’s most recently completed annual base revenue forecast, subject to further modification in accordance with rating agency requirements and the operation of the true-up mechanism; and

(i)	participation of Commission Staff, its special counsel and its financial advisor, Pathfinder, in review of all related financing documents and the structuring, marketing and pricing of the storm recovery bonds.
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95.	Cleco’s proposed transaction structure is consistent with the Securitization Act and necessary to enable the storm recovery bonds to obtain the highest possible bond credit rating and lower overall costs or mitigate rate impacts to customers.

96.	In the final Issuance Advice Letter, each of the Company’s bookrunning underwriter(s) will provide a certificate confirming that, based on its review of the final terms of the storm recovery bonds, the marketing, pricing and structuring (including the sizing and principal amortization of each class of storm recovery bonds) have resulted in the lowest yield for investors consistent with market conditions at the time of pricing and the terms of this Financing Order. Each such bookrunning underwriter’s certification will be filed with Commission Staff under seal as trade secret, proprietary, and confidential.
D. Use of Proceeds
97.	Upon the issuance of storm recovery bonds, the SPE will use the net proceeds from the sale of the bonds (after payment of upfront financing costs payable by the SPE) to pay to Cleco the purchase price for Cleco’s rights under this Financing Order, which are storm recovery property.

98.	The net proceeds from the sale of the storm recovery property (after payment of upfront financing costs payable by Cleco) will be used by Cleco as follows: Cleco will use approximately $50 million to fund restricted storm recovery reserves to be held in a segregated restricted account. Cleco will use the remaining portion of the proceeds (approximately $132 million), which is reimbursement for storm recovery costs previously expended by Cleco from internally-generated funds, for working capital and other general corporate purposes.

99.	Cleco shall deposit the approximately $50 million of the funds provided by the SPE relating to the restricted storm recovery reserve in a segregated restricted account. Cleco may withdraw funds from the restricted reserve to pay any excess upfront financing costs as described in Finding of Fact Paragraph 19, and otherwise as provided in the U-29157 Revenue Requirement Order.

100.	Cleco has acknowledged that this restricted reserve is discretionary by the Commission, both as a general ratemaking matter and pursuant to the Securitization Act, that the Commission has exercised its discretion in this case solely to achieve ratepayer savings through securitization of this amount, and that the Commission’s exercise of its discretion in this Financing Order in this regard is non-precedential, as further provided in Finding of Fact Paragraph 103.

101.	The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject the Company to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order or the storm recovery
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property irrevocably created hereby or the approvals of the transactions by the Designee granted by authority of this Financing Order.
E. Customer Credits for Post Financing Order Insurance Proceeds or Government Grants
102.	To the extent Cleco receives insurance proceeds or receives grants from the State of Louisiana or the government of the United States of America after the date of this Financing Order, the purpose of which is to provide for recovery of storm recovery costs that have been securitized, Cleco has proposed that such amounts be credited to customers through Rider SCSA under terms and conditions approved by the Commission. The use of such insurance proceeds and grants is appropriate.
F. Non-Precedential; Final
103.	This Financing Order is warranted based solely on the unique facts presented in this case. This Financing Order shall have no precedential effect as to Cleco or any other public utility in any future proceedings in future dockets involving issues similar to those resolved herein, and shall be without prejudice to the right of any party to take any position on any such similar issues in future proceedings in future dockets, or appeals therefrom. For the avoidance of doubt, however, the immediately preceding sentence and Finding of Fact Paragraph 100 have no affect or limitation on Ordering Paragraphs 50 through 52.
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V. CONCLUSIONS OF LAW
A. Jurisdiction
1.	Cleco is an electric utility as defined in La. R.S. 45:121 and Section 1227(4).

2.	Cleco is entitled to file, and the Securitization Application constitutes, an application for a financing order pursuant to Section 1228(A).

3.	The Commission has jurisdiction and authority over Cleco’s application pursuant to Article 4, Section 21 of the Louisiana Constitution, R.S. 45:1163, 45:1168 and 45:1176, Sections 1228(B) and 1236 of the Securitization Act, and other applicable law.

4.	The Commission has authority to approve this Financing Order under Section 1228(B) and the Commission’s constitutional plenary power.
B. Statutory Requirements
5.	Notice of Cleco’s Securitization Application was provided in compliance with Article 4, Section 21(D)(1) of the Louisiana Constitution.

6.	The transaction structure proposed by Cleco is consistent with the Securitization Act.

7.	The proceeds of the storm recovery bonds approved in this Financing Order will be used to reimburse or finance the Commission-approved storm recovery costs, financing costs, and the costs to fund storm recovery reserves, pursuant to Section 1227(5), (14), (16), and (18). Pursuant to Section 1228(A), the proceeds may not be used for any other purpose. The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject the Company to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order until the indefeasible payment in full of the storm recovery bonds and all financing costs related thereto, or the storm recovery property irrevocably created hereby or the approval of the transactions by the Designee granted in the Concurrence by authority of this Financing Order.

8.	This Financing Order meets the requirements for a financing order under the Securitization Act.

9.	Pursuant to Section 1228(C)(8), this Financing Order will remain in full force and effect and unabated notwithstanding the reorganization, bankruptcy or other insolvency proceedings, or merger or sale of Cleco, its successors, or assignees.
C. Storm Recovery Costs and Financing Costs
10.	The storm recovery costs in the amount of $132 million identified in the LPSC U-29157 Revenue Requirement Order constitute storm recovery costs under the Securitization Act and are eligible for recovery.
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11.	The level of storm recovery reserves in the amount of approximately $50 million identified in the LPSC U-29157 Revenue Requirement Order is appropriate, constitutes storm recovery costs under the Securitization Act and is eligible for recovery.

12.	The upfront financing costs described in the Securitization Application Testimony, and the estimate in Appendix C set at $4.6 million, are reasonable and eligible for recovery under this Financing Order, subject to review as set forth in this Financing Order.

13.	The ongoing financing costs described in the testimony and estimated in Appendix C are reasonable and eligible for recovery under this Financing Order.

14.	The SPE will be an assignee as defined by Section 1227(2) when storm recovery property is transferred to the SPE pursuant to Section 1228(D)(3).

15.	The issuer, the holders of storm recovery bonds, the indenture trustee, and any collateral agent will each be a “financing party” as defined in Section 1227(7).
D. Sale of Storm Recovery Property
16.	Cleco shall transfer the storm recovery property to the SPE in accordance with Section 1228(C)(3).

17.	If and when Cleco transfers its rights under this Financing Order to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of Section 1230, then, pursuant to that statutory provision, that transfer shall be a true sale of an interest in storm recovery property and not a security interest in the transferor’s right, title, and interest in, to, and under the storm recovery property. As provided by Section 1230, this true sale shall apply regardless of whether, without limitation, the purchaser has any recourse against the seller,[7] or any other term of the parties’ agreement, including the seller’s retention of a partial or residual interest in the storm recovery property, Cleco’s role as the collector of storm recovery charges relating to the storm recovery property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

18.	As provided in Section 1230(6), the priority of a sale of storm recovery property under the Securitization Act is not impaired by any later modification of the Financing Order or storm recovery property or by the commingling of funds arising from storm recovery property with other funds. Further, storm recovery property that has been transferred to an assignee or financing party, and any proceeds of that property will be held for and delivered to the assignee or financing party by Cleco or any other servicer as a mandatary and fiduciary.
E. Storm Recovery Bonds
19.	The SPE may issue bonds in accordance with this Financing Order.

20.	The storm recovery bonds issued pursuant to this Financing Order will be “storm recovery bonds” within the meaning of Section 1227(14), and the storm recovery bonds

[7]	Except, pursuant to Section 1230(2)(c), that no recourse shall result from the inability or failure of customers to timely pay the storm recovery charges.
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and holders thereof will be entitled to all of the protections provided under the Securitization Act.

21.	As provided in Section 1229(F), if Cleco defaults on any required payment of charges arising from storm recovery property specified in a financing order, the district court of the domicile of the Commission, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from the storm recovery property to the financing parties or their representatives. Any such order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to the electric utility or its successors or assignees.

22.	As provided in Section 1233, storm recovery bonds are not a debt or a general obligation of the state or any of its political subdivisions, agencies, or instrumentalities and are not a charge on their full faith and credit. An issue of storm recovery bonds does not, directly or indirectly or contingently, obligate the state or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the bonds, other than for paying storm recovery charges in their capacity as LPSC jurisdictional electric customers of Cleco.

23.	As provided in Section 1227(14), the storm recovery bonds shall be nonrecourse to the credit or any assets of Cleco other than the storm recovery property as specified in this Financing Order and any rights under any ancillary agreement.
F. Storm Recovery Property
24.	The storm recovery property created by this Financing Order is “storm recovery property” within the meaning of Section 1227(17). As provided in Section 1229(A) and (E) and Section 1230(3), the storm recovery property created by this Financing Order constitutes an existing, present, vested contract right constituting an individualized, separate incorporeal movable susceptible of ownership, sale, assignment, transfer, and security interest, including without limitation for purposes of contracts concerning the sale of property and security interests in property, notwithstanding that the value of the property and the imposition and collection of storm recovery charges depends on future acts such as Cleco performing its servicing functions relating to the collection of storm recovery charges and on future electricity consumption. Such property shall exist whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is or may be dependent on the future provision of service to customers by Cleco or its successors or assignees and the future consumption by customers of electricity.

25.	As provided in Section 1229(D), the description of this storm recovery property in any contract is sufficient only if such description refers to this Financing Order and such contract states that it covers all or part of the storm recovery property described in this Financing Order.
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26.	All revenues and collections resulting from the storm recovery charges will constitute proceeds only of the storm recovery property arising from this Financing Order, in accordance with Section 1231(A).

27.	Pursuant to Section 1230(3), the storm recovery property created by this Financing Order as of this Financing Order’s effective date is incorporeal movable property in the form of a vested contract right and creates a contractual obligation of irrevocability by the Commission in favor of Cleco, its transferees and other financing parties.

28.	The rights and interests of Cleco or its successor transferred to the SPE in the Storm Recovery Property Sale Agreement and the related Bill of Sale, including the right to impose, bill, and collect storm recovery charges, are storm recovery property.

29.	As provided in Section 1229(G), the interest of an assignee or secured party in storm recovery property is not subject to setoff, counterclaim, surcharge, or defense by Cleco or any other person or in connection with the reorganization, bankruptcy or other insolvency of Cleco or any other entity.
G. Storm Recovery Charges
30.	Amounts that are required to be paid to the servicer as storm recovery charges under this Financing Order or the tariffs approved hereby are “storm recovery charges” as defined in Section 1227(15), whether or not such charges are set out as a separate line item on the customer’s bill. When customers pay the storm recovery charges necessary to cover the repayment of storm recovery bonds, they are paying for the use of electric service. The storm recovery charges under the Financing Order are irrevocable, binding and nonbypassable charges.

31.	The specification of the time period over which charges may be imposed and collected in Finding of Fact Paragraph 70 and the specification of the maximum legal final maturity for the storm recovery bonds in Finding of Fact Paragraph 60 satisfies Section 1228(C)(1).

32.	Any payment of storm recovery charges by a customer to Cleco, as servicer, or to another entity responsible for collecting storm recovery charges from customers under this Financing Order or the tariffs approved hereunder, will discharge the customer’s obligations in respect of that payment.

33.	The allocation of partial payments proposed in Finding of Fact Paragraph 72 satisfies Section 1228(C)(6).

34.	Cleco, as servicer, will collect the storm recovery charges associated with the storm recovery property only for the benefit of the SPE as owner or the financing parties, the indenture trustee or the holders of the storm recovery bonds in accordance with the servicing agreement.
H. Security Interest in Storm Recovery Property
35.	Pursuant to Section 1229(C), the storm recovery property may be encumbered by a security interest to secure storm recovery bonds issued pursuant to this Financing Order.
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36.	As provided in Section 1231(C), a valid and enforceable security interest in favor of the bondholders or a trustee on their behalf attaches after: (1) this Financing Order is issued, (2) a security agreement with a financing party in connection with the issuance of storm recovery bonds is executed and delivered, and (3) value for the storm recovery bonds is received.

37.	As provided in Section 1231(D), a security interest in storm recovery property is perfected only if it has attached and a financing statement indicating the storm recovery property collateral covered thereby has been filed in accordance with the Louisiana Uniform Commercial Code as provided in the Securitization Act. The filing of such a financing statement shall be the only method of perfecting a lien or security interest on storm recovery property.

38.	The priority of a security interest perfected under the Securitization Act is not defeated or impaired by any later modification of the Financing Order or storm recovery property or by the commingling of funds arising from storm recovery property with other funds.
I. True-Up of Storm Recovery Charges
39.	The methodology approved in this Financing Order (including without limitation as described in Finding of Fact Paragraphs 81 through 86) and appended as Appendix D to calculate and adjust the storm recovery charges constitutes a true-up mechanism which satisfies Section 1228(C)(4).

40.	The allocation of payment responsibility among customer classes which is included in the methodology approved in this Financing Order and illustrated in Appendix B-1 is appropriate.

41.	The true-up mechanism, and all other obligations of the State of Louisiana and the Commission set forth in this Financing Order, are direct, explicit, irrevocable and unconditional upon issuance of the storm recovery bonds and are legally enforceable against the State of Louisiana and the Commission.
J. Irrevocability and State and Commission Pledges
42.	Pursuant to Section 1234 of the Securitization Act, the State of Louisiana has pledged to and agreed with the bondholders, the owners of the storm recovery property, and other financing parties that the State of Louisiana will not:
(1)	Alter the provisions of the Securitization Act which authorize the Commission to create a contract right by the issuance of this Financing Order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;

(2)	Take or permit any action that impairs or would impair the value of the storm recovery property created pursuant to this financing order; or
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(3)	Except for adjustments under any true-up mechanism established by the Commission, reduce, alter, or impair storm recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties, as applicable, until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the storm recovery bonds have been paid and performed in full. Nothing in this paragraph shall preclude limitation or alteration if and when full compensation is made by law for the full protection of the storm recovery charges collected pursuant to this Financing Order and full protection of the bondholders and any assignee or financing party.
43.	Pursuant to Section 1228(C)(5), the Commission provides and pledges that after the earlier of the transfer of storm recovery property to an assignee or the issuance of storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the storm recovery bonds and the financing costs. Except in connection with a refinancing or refunding as described in Section 1228(F), or to implement any true-up mechanism adopted by the Commission as described in Section 1228(C)(4), the Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in this Financing Order, provided that nothing shall preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to this Financing Order and the full protection of the bondholders and any assignee or financing party.

44.	The SPE has the continuing irrevocable right at the request of Cleco to cause the issuance of storm recovery bonds in one or more series in accordance with this Financing Order for an effective period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and not appealable; (ii) the date on which the U-29157 Revenue Requirement Order becomes final and not appealable; or (iii) the date on which any other regulatory approvals necessary to issue the storm recovery bonds are obtained and not appealable.
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VI. COMMISSION ACTION: ORDERING PARAGRAPHS
     This matter was considered at the Commission’s Open Session held on September 12, 2007. On motion of Commissioner Sittig, seconded by Commissioner Bossiere, and approved by a vote of 5-0, the Commission adopted this Financing Order for Cleco Power LLC authorizing all of the activities necessary to undertake the securitization of the storm damage, storm reserve and financing costs amount and undertake all of the other actions contained in this Financing Order. Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above and in the record, the Commission orders the following:
     IT IS THEREFORE ORDERED THAT:
A. Approval
1.	Approval of Application. The application of Cleco for the issuance of a financing order under the Securitization Act is approved, as provided in this Financing Order.

2.	Authority to Finance and Issue Storm Recovery Bonds. Cleco is authorized to securitize and to cause the issuance of storm recovery bonds with an aggregate principal amount of approximately $187 million, equal to the sum of: (a) approximately $132 million of remaining unamortized storm recovery costs pursuant to the U-29157 Revenue Requirement Order, plus (b) the costs of funding storm recovery reserves in the amount of approximately $50 million to create a restricted storm recovery reserve in a segregated restricted account, plus (c) upfront financing costs, which are set (for purposes of calculating the aggregate principal amount) at $4.6 million, but will be reviewed in accordance with Ordering Paragraph 3, plus or minus (d) any adjustment, pursuant to the Issuance Advice Letter, to reflect any approved swap or hedge or credit enhancement or the change necessary to account for Cleco’s collection of interim surcharge revenues through the date of pricing of the storm recovery bonds in accordance with Finding of Fact Paragraph 4 and Ordering Paragraph 25. The initial principal amount of the storm recovery bonds shall be adjusted for the actual recoverable storm damage costs not yet reimbursed by the interim surcharge revenues through the date of the financing, rounded up to the nearest $1 million, in accordance with Finding of Fact Paragraph 20. The rounding amount will be an addition to the restricted reserve.

3.	Authority to Adjust for Upfront Financing Costs. Within 60 days after the filing of the Issuance Advice Letter, Cleco will submit to the Commission a final accounting of its upfront financing costs which will be reviewed and reconciled by the Commission Staff to prudently and actually incurred costs. Any prudently incurred amounts in excess of the $4.6 million estimated amount included in the principal amount financed will be netted against and withdrawn from the restricted storm recovery reserve. If the prudent and actual upfront financing costs are less than the estimated upfront financing costs included in the principal amount financed, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with income earned thereon through investment by the indenture
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trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the indenture trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the Commission finds that a portion of the upfront financing costs actually incurred by the SPE were not prudent, then the Company shall reimburse that portion as part of the first semi-annual true-up adjustment by paying that amount into the collection account held by the indenture trustee.

4.	Recovery of Storm Recovery Charges; Regulatory Change. Cleco shall impose, and the servicer shall collect, the nonbypassable storm recovery charges that are applied to all existing and future LPSC-jurisdictional customers who remain attached to Cleco’s (or its successor’s or assignee’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco under rate schedules or special contracts approved by the Commission. Storm recovery charges for customers choosing to self-generate or co-generate will be assessed as provided in Ordering Paragraph 15. Further, if restructuring of retail sales and distribution of electricity in Louisiana subsequently provides that customers may choose to receive their supply service from another provider, such selection of another provider will not allow such customers to bypass the storm recovery charge, so long as they continue to be attached to Cleco’s transmission or distribution lines. In the event of such restructuring, those customers who choose another provider for partial or full requirements supply, but remain attached to Cleco’s transmission or distribution lines, will be assessed the storm charge at the highest peak demand imposed on the Cleco system by demand metered customers and the highest peak consumption level by customers who are not demand metered, in each case during the twelve months immediately preceding the switch. In the event that there is a fundamental change in the manner of Louisiana’s regulation of public utilities, and parties other than the servicer are authorized to bill and collect the storm recovery charges, the storm recovery charges shall be billed, collected and remitted to the servicer in a manner that will not cause any of the then current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

5.	Recovery Period for Storm Recovery Charges. The storm recovery charges shall become effective as provided in Ordering Paragraph 9 and thereafter shall be imposed and collected until the storm recovery bonds issued pursuant to this Financing Order and all financing costs have been paid in full. The term of the storm recovery bonds will be consistent with Ordering Paragraph 35.

6.	Issuance Advice Letter. Cleco shall submit a draft Issuance Advice Letter to the Commission, substantially in the form of Appendix A to this Financing Order, for review no later than two weeks prior to the expected date of the initial marketing of the storm recovery bonds. Within one week after receipt of the draft Issuance Advice Letter, Commission Staff shall provide Cleco comments and recommendations regarding the adequacy of the information provided. Within not more than 48 hours before pricing the storm recovery bonds, Cleco shall submit an updated draft Issuance Advice Letter,
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substantially in the form of Appendix A to this Financing Order, reflecting then current information and calculations. Within 24 hours after pricing of the storm recovery bonds and prior to issuance of the storm recovery bonds, Cleco shall file with the Commission a final Issuance Advice Letter substantially in the form of Appendix A to this Financing Order. The Issuance Advice Letter shall be completed and evidence the actual dollar amount of the initial storm recovery charges and other information specific to the storm recovery bonds to be issued, as set forth in Appendix A. As part of the Issuance Advice Letter, Cleco, through an officer of Cleco, shall provide a certification in the form provided in the Issuance Advice Letter approved by the Commission consistent with Finding of Fact Paragraph 30, and each bookrunning underwriter shall provide a certification consistent with Finding of Fact Paragraph 96. Each bookrunning underwriter certification will be filed with the Commission Staff under seal as trade secret, proprietary, and confidential. As part of the final Issuance Advice Letter as Attachment 2 thereof, Cleco will provide an update of the net present value of the savings resulting from the transaction, as compared to traditional methods of financing storm recovery costs. In addition, if floating interest rate bonds, or any hedges or swaps in connection therewith, or additional credit enhancements or arrangements to reduce interest rate risks or enhance marketability are used, the Issuance Advice Letter shall include certification that the floating rate debt, the hedges or swaps, or the additional credit enhancements or other arrangements are reasonably expected to provide benefits as required by this Financing Order.

7.	Designee Approval of Issuance Advice Letter. Within 24 hours of receipt of the Issuance Advice Letter, the Designee shall either (a) approve the transaction by executing a Concurrence and delivering a copy to Cleco, or (b) reject the Issuance Advice Letter and state the reasons therefore. The Designee’s review of and concurrence with the Issuance Advice Letter shall be limited to determining that (i) the final structure, terms and pricing of the storm recovery bonds in the Issuance Advice Letter are consistent with the criteria established in this Financing Order and (ii) the mathematical calculations are accurate. The Designee shall approve the transaction using the form of Concurrence attached as Attachment 5 to the Issuance Advice Letter (Appendix A). The Designee’s approval of the transaction through the Concurrence shall be final, irrevocable and incontestable. The Designee’s approval of the transaction shall, pursuant to the Commission’s authority under this Financing Order and without the need for further action by the Commission, constitute affirmative, binding and conclusive authorization for Cleco and the SPE to execute the issuance of the storm recovery bonds on the terms set forth in the Issuance Advice Letter. A change in market conditions from the date and time of the actual pricing of the storm recovery bonds shall not constitute grounds for rejecting the Issuance Advice Letter.

8.	Commission Designee. Mr. Lawrence C. St. Blanc, Executive Secretary of the Commission, is hereby appointed to act as Designee in accordance with the terms of this Financing Order. In the event of his absence or incapacity, Ms. Eve Kahao Gonzalez, General Counsel, shall act as substitute Designee. In the event of her absence or
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incapacity, the Commission shall promptly appoint a substitute Designee. The Designee shall act in accordance with the terms of this Financing Order.

9.	Approval of Initial Storm Recovery Charges. The initial storm recovery charges, as set forth in the Issuance Advice Letter, shall become effective automatically on the date of issuance of the storm recovery bonds (which shall not occur prior to the third business day after pricing of the storm recovery bonds).

10.	Approval of Tariffs. The Forms of Tariffs (Rider SRCA and Rider SCSA) attached as Appendices B-1 and B-2 to this order are approved. Prior to the issuance of any storm recovery bonds under this Financing Order, Cleco shall file tariffs that conform to the form of Appendices B-1 and B-2 attached to this Financing Order.

11.	Creation of Storm Recovery Property. Subject to Ordering Paragraph 55, storm recovery property within the meaning of Section 1227(17) is hereby created in favor of Cleco as described in Conclusions of Law Paragraph 24, Finding of Fact Paragraphs 49 through 52, and elsewhere in this Financing Order. This storm recovery property includes without limitation the irrevocable right to impose, bill, charge, collect, and receive the storm recovery charges authorized by this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order.
B. Storm Recovery Charges
12.	Imposition and Collection. Cleco is authorized to impose on, and the servicer is authorized to collect from, all customers of Cleco storm recovery charges in an amount projected to be sufficient at all times to provide for the recovery of the aggregate periodic payment requirements (including payment of scheduled principal and interest on the storm recovery bonds) by means of the projected periodic billing requirement, as approved in this Financing Order. The initial amount of such storm recovery charges shall be as set forth in the Issuance Advice Letter of Cleco, calculated in the manner required by this Financing Order. Thereafter, the amount of such storm recovery charges shall be periodically corrected or “trued-up,” as required or permitted by this Financing Order. The storm recovery charges related to a series of storm recovery bonds shall be imposed and collected until all storm recovery bonds and all financing costs have been paid in full.

13.	Allocation of Payment Responsibility. Cleco’s proposed method of allocating the payment requirements for the storm recovery bonds and financing costs, which includes cross-collateralization among customer classes, is approved.

14.	Bondholder’s Rights and Remedies. Upon the transfer by Cleco of the storm recovery property to the SPE and the SPE’s pledge of such property to the indenture trustee, the bondholders shall have as collateral all of the rights of Cleco with respect to such storm recovery property pledged under such documents, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, and to assess and collect any amounts payable by any customer in respect of the storm recovery property.
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15.	Nonbypassability. Cleco and any other entity providing electric transmission or distribution services are required to collect and must remit, consistent with this Financing Order, the nonbypassable storm recovery charges that are applied to all existing and future LPSC-jurisdictional customers who remain attached to Cleco’s (or its successor’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco (or its successor) under rate schedules or special contracts approved by the Commission. The storm recovery charges shall be nonbypassable within the meaning of Internal Revenue Service Revenue Procedure 2005-62. Cleco proposes that storm recovery charges for customers choosing to self-generate or co-generate will be assessed on the total amount, in the aggregate, of their firm and standby load served by Cleco. Any customer who completely severs interconnection with Cleco may become exempt from continued payment of the storm recovery charges. Consistent with Ordering Paragraph 45, the Commission will ensure that such obligations are undertaken and performed by Cleco or any other entity providing electric transmission and distribution services, or in the event that transmission and distribution services are not provided by a single entity, any entity providing transmission or distribution services to Cleco’s LPSC-jurisdictional customers.

16.	True-Ups. True-ups of the storm recovery charges shall be undertaken and conducted as described in this Financing Order. True-up filings shall be made substantially in the form of Appendix D to this Financing Order. The servicer shall file the true-up adjustments in a compliance filing and shall give notice of the filing to all parties in this docket. The Commission covenants and agrees that it shall act to ensure that the true-up mechanism is used in order to ensure the projected recovery of amounts sufficient to provide timely payment of all principal and financing costs (including, when necessary, to bring all principal payments on schedule over the next two succeeding payment dates). Cleco shall return all over-collateralization and other excess recoveries to customers in the final year true up.

17.	Remittances. While Cleco is the servicer, the storm recovery charges shall be remitted by Cleco to the SPE (or the indenture trustee) as described in this Financing Order every servicer business day in accordance with the servicing agreement and Finding of Fact Paragraph 54.

18.	Partial Payments. If any customer does not pay the full amount of any bill to Cleco, the amount paid by the customer will be applied to all charges on the bill, including without limitation electric service charges and all storm recovery charges, based, as to a bill with charges covering more than one month, on the chronological order of billing, and, as to those charges with the same billing date, pro-rata. If there is more than one owner of storm recovery property, or if the sole or any owner of storm recovery property (or pledgee or pledgees) has issued multiple series of bonds, such partial collections representing storm recovery charges shall be allocated among such owners (or pledgee or pledgees), and among such series of storm recovery bonds, pro-rata based upon the
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amounts billed with respect to each series of storm recovery bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff.

19.	Line Item. Cleco shall separately identify storm recovery charges on bills in a manner consistent with Finding of Fact Paragraph 71.

20.	Ownership Notification. Any entity that bills storm recovery charges to customers must include a written statement, at least annually, to the effect that the SPE (or its assignee) is the owner of the rights to the storm recovery charge, and that Cleco is merely the collection agent for the SPE (or its assignee or pledgee). The language for and timing of these annual bill inserts will be developed jointly by the Company and the Commission Staff and the Commission’s financial advisor. Any failure of Cleco or a successor servicer to comply with this paragraph shall not invalidate, impair, or affect this Financing Order, or any storm recovery property, storm recovery charge, or storm recovery bonds.

21.	No Setoff. As provided in Section 1229(G), the interest of the SPE or another assignee or a secured party in storm recovery property shall not be subject to setoff, counterclaim, surcharge, or defense by Cleco or any other person or in connection with the reorganization, bankruptcy or other insolvency of Cleco or any other entity.
C. Storm Recovery Bonds
22.	Issuance. The SPE is authorized to issue storm recovery bonds as specified in this Financing Order. The principal amount of the bonds shall be as set forth in the Issuance Advice Letter, delivered to the Commission and approved by its Designee in compliance with this Financing Order.

23.	Sale of Storm Recovery Property. Cleco shall transfer the storm recovery property to the SPE in accordance with Section 1228(C)(3).

24.	Commission Participation in Bond Issuance. To ensure that the pricing and structuring of the storm recovery bonds will produce maximum benefits for customers, including the pricing of the storm recovery bonds consistent with market conditions at the date and time of pricing and the terms of this Financing Order, the Commission has determined that Commission Staff including the Commission’s Designee, the Commission’s special counsel and other legal counsel and the Commission’s financial advisor will participate with Cleco in the structuring, marketing and pricing of the storm recovery bonds through the process described in Finding of Fact Paragraph 93, Ordering Paragraph 58, and the Issuance Advice Letter process. The Designee’s submission of the Concurrence shall be sufficient evidence for all purposes the whole and complete compliance by the Company with the requirements of this Paragraph.

25.	Principal Amount. The principal amount of the storm recovery bonds shall be an amount sufficient to recover Cleco’s remaining unamortized storm recovery costs and fund Cleco’s storm recovery reserve, as updated in the Issuance Advice Letter at the time of pricing of the bonds, and recover Cleco’s upfront financing costs set (for purposes of
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this calculation) at $4.6 million (but subject to subsequent review as provided in this Financing Order).

26.	Ongoing Financing Costs. The ongoing financing costs, as described in Appendix C to this Financing Order, shall be recovered on a current basis through the storm recovery charges. The initial amount of the ongoing financing costs shall be revised and updated in the Issuance Advice Letter to reflect any change in the expected principal amount of the storm recovery bonds and other relevant information available at the time of pricing the bonds. Any changes to the initial estimated ongoing financing costs shall be revised and updated on a timely basis, by the servicer, in connection with the true-up process authorized in this Financing Order. The servicer fee for Cleco is fixed at 0.05% of the initial principal amount of the storm recovery bonds. The amount payable to Cleco as an administration fee, under the administration agreement, for providing administrative and support services to the SPE, is fixed at $100,000.00 per year (with no escalation). In addition, Cleco, as initial servicer, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting, as well as for other items of cost that will be incurred annually to support and service the storm recovery bond after issuance consistent with Finding of Fact Paragraph 55. Only actual ongoing financing costs associated with these external services will be collected from customers. The revenues collected by Cleco, or by any affiliate of Cleco, acting as servicer under the servicing agreement will be included as an identified revenue credit and thus reduce revenue requirements for the benefit of the LPSC-jurisdictional customers of Cleco in its next rate case following collection of such revenues. The expenses of acting as the servicer likewise will be included as a cost of service in such rate case for Cleco.

27.	Transaction Structure. The transaction structure as described in this Financing Order is approved. The forms of documents described in Finding of Fact Paragraphs 41 and 42 shall be subject to the Commission Staff’s review as contemplated by Ordering Paragraph 24.

28.	Not an Obligation of the State. The storm recovery bonds must contain on their face the following statement: “Neither the full faith and credit nor the taxing power of the State of Louisiana is pledged to the payment of the principal of, or interest on, this bond.”

29.	Refinancing. Cleco may apply for a subsequent financing order to refund storm recovery bonds issued under this Financing Order pursuant to Section 1228(F).

30.	Collateral. All storm recovery property and other collateral shall be held in pledge and administered by the indenture trustee pursuant to the indenture as described in Cleco’s Securitization Application. The SPE shall establish a collection account with the indenture trustee as described in the Securitization Application and Finding of Fact Paragraphs 62 through 67.

31.	Distribution Following Repayment. Upon payment of the principal amount of all storm recovery bonds authorized in this Financing Order and the discharge of all obligations in respect thereof that may be paid by use of storm recovery charges, all amounts in the
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collection account, including investment earnings, other than amounts that were in the capital subaccount (including earnings thereon) dealt with in Ordering Paragraph 32, shall be released by the indenture trustee to the SPE for distribution to Cleco. Cleco shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of customers, and such amounts shall be credited to Cleco’s customers in the manner to be prescribed by the Commission.

32.	Funding of Capital Subaccount. The capital investment by Cleco to the SPE to be deposited into the capital subaccount shall, with respect to each series of storm recovery bonds, be funded by Cleco and not from the proceeds of the sale of storm recovery bonds. Upon payment of the principal amount of all storm recovery bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount shall be released to the SPE for distribution to and retention by Cleco (except any excess earnings). Cleco shall be permitted to earn a rate of return on invested capital in the SPE equal to the rate of interest payable on the longest maturing tranche of the storm recovery bonds, to be paid by periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustment, and further, any actual earnings in excess of that rate will be credited to customers.

33.	Original Issue Discount. The SPE may determine to provide for original issue discount on the storm recovery bonds.

34.	Credit Enhancement. Cleco may provide for various forms of credit enhancement including letters of credit, an overcollateralization subaccount or other reserve accounts, surety bonds, bond insurance, and guarantees, and other mechanisms designed to promote the credit quality or marketability of the storm recovery bonds. The SPE may issue variable interest rate bonds or enter into an interest-rate swap or hedge arrangement in connection therewith, provided that the Commission’s financial advisor and Cleco agree in advance that such selection provides benefits greater than their reasonably expected risks pursuant to Finding of Fact 46 and are approved pursuant to the Issuance Advice Letter process. Cleco may include the costs of credit enhancements or other arrangements to promote credit quality or marketability as financing costs, provided that the Commission’s financial advisor and Cleco agree in advance that such enhancements or arrangements provide benefits greater than their tangible and intangible costs pursuant to Finding of Fact Paragraphs 47 and 67. The costs of interest rate swaps or hedge arrangements or credit enhancements are not part of the $4.6 million estimate of upfront financing costs and shall not be included in the adjustment calculations under Ordering Paragraph 3. If the use of swaps or hedges or credit enhancements or other arrangements is proposed by Cleco, Cleco shall obtain and provide the Commission’s financial advisor with copies of costs/benefit analyses performed by or for Cleco that support the request to use such arrangements. Cleco shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and
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liabilities can be included in financing costs recoverable as upfront costs or through Rider SRCA. This Ordering Paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.
35.	Life of Bonds. The scheduled final maturity of any series of the storm recovery bonds authorized by this Financing Order shall not exceed 14 years from the date of issuance of the storm recovery bonds. The legal final maturity of any series of the bonds shall not exceed 16 years from the date of issuance of the storm recovery bonds.

36.	Allocations. The Commission approves with respect to the storm recovery charges resetting allocation factors for apportioning the periodic revenue requirement for each customer class in accordance with Cleco’s most recently completed annual base revenue forecast, subject to further modification in accordance with rating agency requirements and the true-up mechanism approved in this Financing Order.

37.	Use of the SPE. Cleco shall use the SPE, a special purpose storm recovery funding entity as proposed in its Securitization Application, in conjunction with the issuance of any storm recovery bonds authorized under this Financing Order. The SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions and to avoid the possibility that Cleco would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy remoteness of the SPE, as well as to assure that the storm recovery bonds will be treated as borrowings of Cleco for federal income tax purposes. The SPE will be formed under Louisiana law unless rating agency requirements require formation under Delaware law to achieve the desired ratings. The Commission shall not exercise any authority to approve or not approve any independent manager of the SPE selected by Cleco.

38.	Voluntary Bankruptcy of the SPE; Dissolution. Pursuant to Section 1228(D)(2), the SPE (if it is formed under Louisiana law) is authorized to include in its organizational documents a provision that in order for a person to file a voluntary bankruptcy petition on its behalf, there must first be prior unanimous consent of the SPE’s managers. Such provision concerning the voluntary bankruptcy of the SPE shall constitute a legal, valid, and binding agreement of Cleco as the member of the SPE and is enforceable against such member. Further, a person shall have authority under the laws of Louisiana to file a voluntary bankruptcy petition on behalf of the SPE only after compliance with such provision. Additionally, Cleco shall not apply for judicial dissolution of the SPE, and Cleco is not permitted to and shall not withdraw from or otherwise cease to be a member of the SPE for any reason whatsoever, including that Cleco itself shall not dissolve or otherwise terminate its legal existence, unless an acceptable new member of the SPE is substituted for Cleco, until all storm recovery bonds and all financing costs have been paid in full.
D. Financial and Other Advisors
39.	This Commission will have the sole authority to select and retain its financial advisor and any outside special legal counsel and regulatory consultants for approval of the bond
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issuance. The costs of such financial advisors, legal counsel and any regulatory consultants will be paid as financing costs from storm recovery bond proceeds or storm recovery charges.
E. Servicing
40.	Servicing Agreement. Cleco shall act as initial servicer as described in this Financing Order and shall enter into the servicing agreement with the SPE and perform the servicing duties approved in this Financing Order.

41.	Servicing Fees. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that the annual servicing fee payable to Cleco while it is serving as servicer (or to any other servicer affiliated with Cleco) shall be fixed at 0.05% of the original principal amount of the storm recovery bonds, plus reimbursement for its out-of-pocket costs for external accounting services and other items of costs consistent with, and subject to the mechanism described in, Finding of Fact Paragraph 55 and Ordering Paragraph 26. The annual servicing fee payable to any other servicer not affiliated with Cleco shall not at any time exceed per year 0.60% of the original principal amount of the storm recovery bonds unless such higher rate is approved by the Commission pursuant to Ordering Paragraph 42. As provided in Finding of Fact Paragraph 55, in the event that Cleco is replaced as initial servicer, pursuant to the terms of the servicing agreement, the servicing fee shall be an amount that the indenture trustee finds reasonably necessary to pay, in order to engage a utility or other qualified unrelated third party to undertake such duties as servicer, whether or not it has any other commercial relationship to the customers to whom the storm recovery charges must be billed, not to exceed 0.60% of the initial principal amount of the storm recovery bonds unless Cleco demonstrates to the Commission that a higher servicing fee must be paid in order to obtain the services based on the prevailing market conditions at that time and the Commission approves such higher fee at that time as provided in Ordering Paragraph 42.

42.	Replacement of Cleco as Servicer. Upon the occurrence of an event of default under the servicing agreement relating to servicer’s performance of its servicing functions with respect to the storm recovery charges, the financing parties may replace Cleco as the servicer in accordance with the terms of the servicing agreement with the SPE’s consent (which shall not be unreasonably withheld). If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in Ordering Paragraph 41, the replacement servicer shall not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or unless (ii) the Commission does not act to either approve or disapprove the appointment within 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace Cleco as the servicer in any of its servicing functions with respect to the storm recovery charges and the storm recovery property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the storm recovery bonds to be suspended, withdrawn,
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or downgraded. To the extent a higher servicing fee is caused by the replacement appointment of a servicer not affiliated with Cleco due to the negligence, misconduct or termination for cause of Cleco or an affiliate servicer, the servicing agreement shall provide (for the benefit of the Commission) that Cleco shall bear the increased portion, and not its customers.
43. Amendment of Agreements. The parties to the servicing agreement, indenture, sale agreement and administration agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement that would increase the ongoing financing costs shall be permitted without the prior approval of the Commission. Any amendment that does not increase the ongoing financing costs shall be effective without prior Commission authorization. Any amendment to any such agreement that may have the effect of increasing ongoing financing costs shall be provided by the SPE to the Commission along with a statement as to the possible effect of the amendment on the ongoing financing costs. The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.
44. Collection Terms. The servicer shall remit collections of the storm recovery charges to the indenture trustee for the SPE’s account as described in this Financing Order every servicer business day in accordance with the terms of the servicing agreement and Finding of Fact Paragraph 54.
45. Contract to Provide Service. As a part of the sale agreement with the SPE, and pursuant to Section 1228(C)(9), Cleco shall undertake that, in consideration of the SPE’s purchase of Cleco’s rights under the Financing Order, Cleco will continue to operate its system to provide transmission and distribution delivery service to its LPSC jurisdictional customers; and, to the extent that any interest in storm recovery property created by this Financing Order is assigned, sold or transferred to another assignee, Cleco shall enter into a contract with that assignee that requires Cleco to continue to operate its transmission and delivery system to provide service to Cleco’s LPSC-jurisdictional customers; and further (in each case) Cleco will undertake to collect, account and remit amounts in respect of the storm recovery charges for the benefit and account of such assignee (or its financing party); provided, however, that this provision shall not prohibit Cleco from selling, assigning, or otherwise divesting its transmission system or distribution system (or any portions thereof) providing service to Cleco’s LPSC-jurisdictional customers, by any method whatsoever, including those specified in Ordering Paragraph 57 pursuant to which an entity becomes a successor, so long as the entities acquiring either such system or portion thereof agree to continue operating such facilities to provide service to LPSC-jurisdictional customers.
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F. Use of Proceeds; Application of Post Financing Order Insurance Proceeds and Grants
46.	Use of Proceeds. The SPE will use the net proceeds from the sale of the bonds (after payment of upfront financing costs payable by the SPE) to pay to Cleco the purchase price of the storm recovery property. Such net proceeds (after payment of upfront financing costs payable by Cleco) will be used by Cleco as follows: Cleco will use approximately $50 million to fund restricted storm recovery reserves held in a segregated restricted account. Cleco will use the remaining portion of the proceeds (approximately $132 million) for working capital and general corporate purposes. This use of proceeds is approved and proceeds may not be used for any other purpose. The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject the Company to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order or the storm recovery property irrevocably created hereby or the approvals of the transactions by the Designee granted by authority of this Financing Order.
47.	Restricted Storm Recovery Reserve. The Commission directs Cleco to deposit the approximately $50 million of the funds provided by the SPE relating to the restricted storm recovery reserve in a segregated restricted account. Cleco will then have access to this restricted reserve to repay to itself any excess upfront financing costs in accordance with Ordering Paragraph 3, and otherwise as provided in the U-29157 Revenue Requirement Order (as supplemented from time to time). The amount deposited shall include the rounding amount under Ordering Paragraph 2.
48.	Tax Reconciliation. Cleco will securitize the gross amount of storm recovery costs before any reduction for the income tax benefits or other tax effects relating to the incurrence of such costs. All such tax benefits or other tax effects shall be flowed to the benefit of customers through the operation of Rider SCSA.
49.	Post-Financing Order Insurance and Grant Proceeds. To the extent Cleco receives insurance proceeds or receives grants from the State of Louisiana or the government of the United States of America after the date of this Financing Order, the purpose of which is to provide for permanent recovery of storm recovery costs that have been securitized, Cleco shall credit such amounts to customers through Rider SCSA under terms and conditions approved by the Commission.
G. Commission Pledge
50.	Irrevocable. After the earlier of the transfer of the storm recovery property to the SPE or issuance of the storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of such bonds and the related financing costs. The Commission covenants, pledges and agrees it thereafter shall not amend, modify, or rescind this Financing Order by any subsequent action, or reduce, impair, postpone, terminate, or otherwise adjust the storm recovery charges
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approved in this Financing Order, or in any way reduce or impair the value of the storm recovery property created by this Financing Order, except as may be contemplated by a refinancing authorized in strict accordance with the Securitization Act by a subsequent order of the Commission or by the periodic true up adjustments authorized by this Financing Order, until the indefeasible payment in full of the storm recovery bonds and the related financing costs.
51.	Duration. This Financing Order and the charges authorized hereby shall remain in effect until the storm recovery bonds and all financing costs related thereto have been indefeasibly paid or recovered in full. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings, or the merger or sale, of Cleco or its successors or assignees. Any successor to Cleco, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, Cleco in the same manner and to the same extent as Cleco, including collecting and paying to the person entitled to receive the revenues, collections, payments, or proceeds of the storm recovery property.
52.	Contract. The Commission acknowledges that the storm recovery bonds approved by this Financing Order will be issued and purchased in express reliance upon this Financing Order and the Commission’s covenant and pledge herein of irrevocability and the vested contract right created hereby. The provisions of this Financing Order shall create a contractual obligation of irrevocability by the Commission in favor of the owners from time to time of the storm recovery bonds, and any such bondholders may by suit or other proceedings enforce and compel the performance of this Financing Order against the Commission in accordance with the indenture. It is expressly provided that such remedy as to individual commissioners of the Commission is strictly limited to a claim solely for prospective relief of declaratory and injunctive relief only; there shall be no other cause or right of action for damages or otherwise against the individual commissioners. The purchase of the bonds, which reference in their related documentation the covenant and pledge provided in this Financing Order, is acknowledged by the Commission to be adequate consideration by the owners of the bonds for the Commission’s covenant of irrevocability contained in this Financing Order. The Commission acknowledges that it would be unreasonable, arbitrary and capricious for the Commission to take any action contrary to the covenant and pledge set forth in this Financing Order after the issuance of the storm recovery bonds.
53.	Full Compensation. Nothing in this Financing Order shall preclude limitation or alteration of this Financing Order if and when full compensation is made for the full protection of the storm recovery charges approved pursuant to this Financing Order and the full protection of the holders of storm recovery bonds and any assignee or financing party.
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54.	Inclusion of Pledges. The SPE, as issuer of the storm recovery bonds, is authorized, pursuant to Section 1234(C) of the Securitization Act and this Financing Order, to include the State of Louisiana pledge contained in Section 1234 of the Securitization Act and the Commission pledge contained in Ordering Paragraph 50 with respect to the storm recovery property and storm recovery charges in the bonds and related bond documentation. This Financing Order is subject to the State pledge.
H. Miscellaneous Provisions
55.	Continuing Issuance Right. The SPE has the continuing irrevocable right at the request of Cleco to cause the issuance of storm recovery bonds in one or more series in accordance with this Financing Order for an effective period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and not appealable; (ii) the date on which the U-29157 Revenue Requirement Order becomes final and not appealable; or (iii) the date on which any other regulatory approvals necessary to issue the storm recovery bonds are obtained and not appealable. If the storm recovery bonds authorized by this Financing Order are not issued during this effective period, the storm recovery property created by this Financing Order shall cease to exist. If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period shall automatically be extended (if necessary) to a date which is not less than 90 days after the date such disruption ends. Pursuant to Section 1228(E), nothing in this Financing Order compels Cleco to cause the issuance of storm recovery bonds.
56.	Internal Revenue Service Private Letter or Other Rulings. Cleco is not required by this Financing Order to obtain a ruling from the IRS. Cleco is precluded from seeking a ruling from the IRS by IRS Revenue Procedure 2006-3, which states that the IRS will no longer issue any letter rulings or determination letters on questions of whether investor-owned utilities realize income upon certain occurrences, which includes the circumstance in which the utility obtains the right to “recover certain costs pursuant to State specified cost recovery legislation.” Cleco shall obtain an opinion of tax counsel sufficient in Cleco’s judgment to support the issuance of the storm recovery bonds.
57.	Binding on Successors. This Financing Order, together with the storm recovery charges authorized in it, shall be binding on Cleco and any successor to Cleco that provides electric transmission and distribution service to Cleco’s LPSC-jurisdictional customers,[1] and if Cleco or its successor no longer owns and operates both the transmission and distribution systems, then any entity that provides transmission or distribution service to Cleco’s LPSC-jurisdictional customers shall be bound by this Financing Order. This Financing Order is also binding on any other entity responsible for billing and collecting storm

[8]	Any such successor shall perform and satisfy all obligations of and have the same rights under this Financing Order as Cleco, including collecting and paying to the person entitled to receive them the revenues, collections, payments, or proceeds of the storm recovery property created by this Financing Order.
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recovery charges on behalf of the SPE and on any successor to the Commission. In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor or transferor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, acquisition, division, consolidation or other business combination, conversion, assignment, sale, transfer, lease, management contract, pledge or other security, by operation of law, as a result of electric utility restructuring, governmental reorganization, or otherwise. Nothing in this Financing Order is intended to limit or impair any authority of the Commission concerning the transfer of ownership or control of Cleco or its assets.
58.	Flexibility; Underwriting. Subject to compliance with the requirements of this Financing Order and consistent with Section 1228(B), Cleco shall be afforded flexibility in establishing the terms and conditions of the storm recovery bonds, including repayment schedules, term, scheduled and legal maturity (within the limits established herein), payment dates, collateral, credit enhancement (within the limits provided herein), required debt service, reserves, interest rates (including floating or fixed), use of interest-rate hedges or swaps in connection with floating rate debt, use of original issue discount, indices, the type and form of the transaction’s securities registration, selection of certain transaction participants (consistent with this Paragraph), upfront and ongoing financing costs, and the ability of Cleco, at its option, to cause one or more series of storm recovery bonds to be issued or to create more than one SPE for purposes of issuing such storm recovery bonds. Cleco will solicit proposals for services related to upfront financing costs (such as underwriter, underwriter’s counsel, and trustee services) from qualified parties, and the actual participants to the transaction will be selected by Cleco based upon such criteria that Cleco, the Commission Staff, and the Commission’s financial advisor jointly deem appropriate. If a negotiated bid offering is used, Cleco will ask underwriters for proposals that include marketing the storm recovery bonds emphasizing the underlying humanitarian story of Hurricanes Katrina and Rita and exploring unique marketing opportunities. In Cleco’s solicitation of proposals from underwriters, Cleco will inquire, not only as to the gross underwriters spread proposed by the underwriter, but also how the underwriter would allocate the proposed gross spread between fixed and incentive compensation. Cleco, working with the Commission Staff and the Commission’s financial adviser, then will decide jointly which underwriter(s) should be selected for the storm recovery bond and what compensation system would be appropriate. The Commission specifically affords to Cleco and the Commission Staff and the Commission’s financial advisor flexibility to determine jointly whether a competitive bid process or negotiated bid offering is preferential for the storm recovery bonds. Although it is currently assumed that the storm recovery bonds will be issued through a negotiated bid offering, if Cleco and the Commission Staff and the Commission’s financial advisor jointly agree in advance that the sale of the storm recovery bonds through a competitive bid process may enhance marketability, and the benefits of sale through a competitive bid process provides benefits greater than their tangible and intangible costs, the storm
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recovery bonds may be sold through a competitive bid process. A preliminary determination regarding this choice will be made before underwriters for a possible negotiated transaction are selected. Satisfaction of the requirements of this Paragraph shall be evidenced as provided in Ordering Paragraph 24.
59.	Waiver. The Commission waives any rights it may have to rescind this Financing Order under La. R.S. 12:1308.2(E) if the SPE becomes delinquent in filing its annual report required under La. R.S. 12:1308.1.
60.	Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the imposition of the storm recovery charges associated with the costs that are the subject of the Securitization Application, and for the financing and all related transactions contemplated in the Securitization Application, are granted.
61.	Effect. This Financing Order constitutes a legal financing order for Cleco under the Securitization Act. The Commission finds this Financing Order complies with the provisions of the Securitization Act. A financing order gives rise to rights, interests, obligations and duties as expressed in the Securitization Act. It is the Commission’s express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order. This Financing Order, including without limitation all of the foregoing findings of fact and conclusions of law, is final administrative action.
62.	Further Commission Action. The Commission will act pursuant to this Financing Order as expressly authorized by the Securitization Act to ensure that expected storm recovery charge revenues are sufficient to pay at all times the scheduled principal and interest on the storm recovery bonds issued pursuant to this Financing Order and all other financing costs in connection with the storm recovery bonds (including, when necessary, to bring all principal payments on the storm recovery bonds on schedule over the next two succeeding payment dates).
63.	Further Actions by Others. Cleco is directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order. Cleco, the SPE, the Commission Staff, the Commission Designee, and Intervenors are directed to take all other actions required by this Financing Order.
64.	Effectiveness of Order. This Financing Order is effective immediately.
65.	All Other Motions, etc., Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, or in the Order U-29157 Revenue Requirement Order, are denied for want of merit.
66.	Revenue Requirement Order. To the extent that the terms of this Financing Order and the terms of the U-29157 Revenue Requirement Order are inconsistent or conflict, the terms of this Financing Order shall control.
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67.	Interim Relief Termination. Consistent with Order No. U-29157 dated April 18, 2006, once the tariffs filed by Cleco to implement this Financing Order take effect under Ordering Paragraph 9, collections authorized pursuant to interim storm relief will terminate automatically.
This order is effective immediately.
BY ORDER OF THE COMMISSION
BATON ROUGE, LOUISIANA
September 17, 2007

/S/ JACK “JAY” A. BLOSSMAN
DISTRICT I
CHAIRMAN JACK “JAY” A. BLOSSMA

/S/ LAMBERT C. BOISSIERE, III
DISTRICT III
VICE CHAIRMAN LAMBERT C. BOISSIERE, III

/S/ C. DALE SITTIG
DISTRICT IV
COMMISSIONER C. DALE SITTIG

/S/ JAMES M. FIELD
DISTRICT II
COMMISSIONER JAMES M. FIELD

/S/ FOSTER L. CAMPBELL
DISTRICT V
COMMISSIONER FOSTER L. CAMPBELL
/S/ LAWRENCE C. ST. BLANC
LAWRENCE C. ST. BLANC
SECRETARY
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APPENDIX A
financing order

ISSUANCE ADVICE LETTER
[          ], 2007
ADVICE
LOUISIANA PUBLIC SERVICE COMMISSION
SUBJECT: ISSUANCE ADVICE LETTER FOR STORM RECOVERY BONDS
Pursuant to the Financing Order adopted in Docket No. U-29157, Application of Cleco Power LLC for recovery in rates of amortization of storm damage costs incurred as a result of Hurricanes Katrina and Rita, Order No. U-29157-B (the “Financing Order”), CLECO POWER LLC (“Applicant”) hereby submits, no later than twenty-four hours after the pricing of this series of Storm Recovery Bonds, the information referenced below. This Issuance Advice Letter is for the Cleco Katrina/Rita LLC Storm Recovery Bonds Series A, tranches [A-1, A-2, A-3 and A-4]. Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.
PURPOSE
This filing establishes the following:
(a)	the total amount of approved costs being securitized;

(b)	confirmation of compliance with issuance standards;

(c)	the actual terms and structure of the storm recovery bonds being issued;

(d)	the initial storm recovery charges for retail users; and

(e)	the identification of the SPE.
COSTS BEING SECURITIZED
The total amount of approved costs being securitized (the “Securitized Costs”) is presented in Attachment 1.
COMPLIANCE WITH ISSUANCE STANDARDS
The Financing Order requires Applicant to confirm, using the methodology approved therein, that the actual terms of the storm recovery bonds result in compliance with the standards set forth in the Financing Order. These standards are:
1.	The securitization of approved costs will provide significant benefits to ratepayers, greater than would be achieved absent the issuance of storm recovery bonds (See Attachment 2, Schedule D);

2.	The amount securitized (see Attachment 1, Schedule A) will not exceed the present value of the conventional financing revenue requirement over the life of the proposed storm recovery bonds associated with the Securitized Costs when the present value calculation is made using a discount rate equal to the proposed interest rate on the storm recovery (See Attachment 2, Schedule D);

3.	The total amount of revenues to be collected under the Financing Order is less than the revenue requirement that would be recovered using conventional financing methods (See Attachment 2, Schedule C and D);

4.	The storm recovery bonds will be issued in one or more tranches having scheduled final payment dates of up to [___] years and legal final maturities not exceeding 16 years from the date of issuance of the bonds (See Attachment 2, Schedule A);

APPENDIX A
financing order

5.	The storm recovery will be issued with an original issue discount on several of the tranches to promote marketability while providing yields that match market conditions; the original discount will be fully reflected in the interest rates used to calculate ratepayer benefits; and

6.	The structuring and pricing of the storm recovery bonds are certified by the Applicant to result in the lowest storm recovery bond charges consistent with market conditions and the terms (including the amortization structure ordered by the Commission, if any) set out in the Financing Order (See Attachment 4).
ACTUAL TERMS OF ISSUANCE
Storm Recovery Bond Series: Series A
Storm Recovery Bond Issuer: Cleco Katrina/Rita LLC
Trustee: [      ]
Closing Date: [     ], 2007
Bond Ratings: S&P AAA, Fitch AAA, Moody’s Aaa
Amount Issued: [                    ]
Storm Recovery Bond Issuance Costs: See Attachment 1, Schedule B.
Storm Recovery Bond Support and Servicing: See Attachment 2, Schedule B.

Tranche	Interest Rate	Scheduled Final Payment Date	Legal Final Maturity
A-1
A-2
A-3
A-4

Weighted Average Effective Annual Interest Rate of the Storm Recovery Bonds[1]:	%
Life of Bonds:
Weighted Average Life of Bonds:
Call Provisions (including premium, if any):	None
Amortization Schedule:	Attachment 2, Schedule A
Scheduled Final Payment Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	See Table Above
Payments to Investors:	Semiannually, Beginning [, 200_]
Initial annual Servicing Fee as a percent of original Storm Recovery Bond principal balance:	.05%

[1]	This refers to the same number as the Weighted Average Yield as shown on page [17].

APPENDIX A
financing order

INITIAL STORM RECOVERY CHARGE
Table I below shows the current assumptions for each of the variables used in the calculation of the initial Storm Recovery Charges.
TABLE I
Input Values For Initial Storm Recovery Charges

Applicable period: from
Forecasted retail kWh/kW sales for the applicable period[2]:
Storm Recovery Bond debt service for the applicable period[3]:	$
Percent of billed amounts expected to be charged-off:		%
Forecasted % of Billings Paid in the Applicable Period:		%
Forecasted retail kWh/kW sales billed and collected for the applicable period[4]:
Forecasted annual ongoing transaction expenses (Excluding Storm Recovery Bond principal and interest):	$
Current Storm Recovery Bond outstanding balance:	$
Target Storm Recovery Bond outstanding balance as of [ ]:	$

Total Periodic Billing Requirement for applicable period:	$

Allocation of the periodic billing requirement (the “PBR”) among customer classes: See Attachment 3.
Based on the foregoing, the initial Storm Recovery Charges calculated for retail users are as follows:
TABLE II

Rate Class	Initial Storm Recovery Charge
Residential
General Non-demand
General Secondary
General Primary
General Municipal
Large Power
OLS
IDENTIFICATION OF SPE
The owner of the Storm Recovery Property (the “SPE”) will be: Cleco Katrina/Rita LLC, a [Louisiana] limited liability company.
EFFECTIVE DATE
In accordance with the Financing Order, the Storm Recovery Charge shall be automatically effective upon the Applicant’s receipt of payment in the amount of $[] from Cleco Katrina/Rita LLC following Applicant’s execution and delivery to Cleco Katrina/Rita LLC of the Bill of Sale transferring Applicant’s rights and interests under the Financing Order and other rights and interests that will become Storm Recovery Property upon transfer to Cleco Katrina/Rita LLC as described in the Financing Order.

[2]	See Attachment 3, column 5, for billing determinants by rate class.

[3]	Cash paid to service debt within the applicable period – not an accrued amount.

[4]	Assumed collection curve for each rate class is []% in the first month following billing; []% in the second month following billing and []% charged-off.

APPENDIX A
financing order

NOTICE
Copies of this filing are being furnished to the parties on the attached service list (See Attachment 5). Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant’s corporate headquarters.
AUTHORIZED OFFICER
The undersigned is an officer of Applicant and authorized to deliver this Issuance Advice Letter on behalf of Applicant.

Respectfully submitted, CLECO POWER LLC
By:
Name:
Title:

APPENDIX A
financing order

ATTACHMENT 1
SCHEDULE A
CALCULATION OF SECURITIZED COSTS

Amount permitted to be securitized by Financing Order[5]:
Recovery of Storm Costs:	$
Reserve Amount:	$
Interest, carrying cost, and amortization adjustments [___] through [___]
Adjustments for any insurance or government grants	$
Estimated up-front costs (Attachment 1, Schedule B)	$

TOTAL SECURITIZATION PRINCIPAL AMOUNT[6]	$

[5]	Includes carrying costs related to [] anticipated issuance date.

[6]	Amount due to rounding $[___]

APPENDIX A
financing order

Attachment 1 Schedule B
Estimated Up-Front Costs

Underwriters’ Fees	$
SEC Registration Fee	$
Rating Agency Fees	$
Legal Fees and Expenses for Counsel	$
Accountant’s/Auditor’s Fees	$
Commission’s Financial Advisor Fees	$
Trustee Fee and Counsel	$
Servicer Set-up Costs	$
Printing and Filing Costs	$	[7]
Company’s Advisor’s Fee	$
SPE Setup Costs	$
Non-legal Securitization Costs (including marketing)	$
Miscellaneous Administrative Costs	$
Original Issue Discount	$
[Debt Retirement Transaction Costs]	$

Total Estimated Up-Front Costs	$

Note: Any difference between the Estimated Up-front Costs securitized and the actual up-front costs incurred will be resolved through the true-up process described in the Financing Order.

[7]	Includes approximately $[___] of estimated marketing costs.

APPENDIX A
financing order

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE REQUIREMENT INFORMATION
SERIES A, TRANCHE A-1

Payment	Principal
Date	Balance	Interest	Principal	Total Payment

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE REQUIREMENT INFORMATION
SERIES A, TRANCHE A-2

Payment	Principal
Date	Balance	Interest	Principal	Total Payment

APPENDIX A
financing order

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE REQUIREMENT INFORMATION
SERIES A, TRANCHE A-3

Payment	Principal
Date	Balance	Interest	Principal	Total Payment

APPENDIX A
financing order

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE REQUIREMENT INFORMATION
SERIES A, TRANCHE A-4

Payment	Principal
Date	Balance	Interest	Principal	Total Payment

APPENDIX A
financing order

ATTACHMENT 2
SCHEDULE B
ONGOING COSTS

ANNUAL AMOUNT
Servicing Fee (0.05% of Storm Recovery Bonds principal amount)
Trustee Fees and Expenses
Administrative expenses (outside legal, accounting)
Administration Fee
Independent Managers’ Fees
Rating Agency Fees

TOTAL ONGOING COSTS (with Cleco as servicer)

Ongoing Servicer Fee (Third Party as Servicer) (0.60% of principal amount)

TOTAL ONGOING COSTS (Third Party as Servicer)

Note: The amounts shown for each category of operating expense on this attachment are the expected expenses for the first year of the storm recovery bonds. Storm recovery charges will be adjusted at least annually to reflect any changes in Ongoing Costs through the true-up process described in the Financing Order.

APPENDIX A
financing order

ATTACHMENT 2
SCHEDULE C
CALCULATION OF STORM RECOVERY CHARGES

			Total Nominal Storm	Present Value of
	Storm Recovery Bond		Recovery Charge	Storm Recovery
Year	Payments[8]	Ongoing Costs[9]	Requirement[10]	Charges[11]
1

2

3

4

5

6

7

8

9

10

11

12

13

14

Total

[8]	From Attachment 2, Schedule A.

[9]	From Attachment 2, Schedule B.

[10]	Sum of storm recovery bond payments and ongoing costs.

[11]	The discount rate used is the weighted average effective annual interest rate of the storm recovery bonds ([___]%). The present value calculation takes into account the timing of the payment dates.

APPENDIX A
financing order

ATTACHMENT 2
SCHEDULE D
COMPLIANCE WITH SECURITIZATION ACT
NET PRESENT VALUE BENEFIT:8

Conventional Financing
	Through Traditional	Securitization	Savings/(Cost) of
	Surcharge (CTC)[13]	Financing[14]	Securitization Financing
Nominal

Present Value

Attachment 2
Schedule E
Typical Residential Bill Comparison — 1,283 kWh

Phase 2
Description	Phase 1	Securitized	Change
(a)	(b)	(c)	(d)

1 Billing without Storm Recovery
2 Storm Recovery
3 Adjusted Total Bill
4 % Change before Strom Recovery
5 % Change from Phase 1 Recovery

6 ADIT Surcredit
7 Adjusted Total Bill
8 % Change from Phase 1 Recovery

9 Base Rate Reduction
10 Adjusted Total Bill
11 % Change from Phase 1 Recovery

[12]	Calculated in accordance with the methodology used in Appendix D to the Financing Order.

[13]	Surcharge carrying cost at [___]% and Surcharge term of [___] years. The discount rate used is the weighted average effective annual interest rate of the storm recovery bonds ([___]%).

[14]	From Attachment 2, Schedule C.

APPENDIX A
financing order

Attachment 3
CLECO POWER LLC
Initial Allocation to SRCA Rate Classes

Line		Total	General Service Class				General	Power	Lighting
No.	Description	Retail	Residential	Nondemand	Demand	Primary	Service	Service	Service
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

S T O R M R E C O V E R Y — S E C U R I T I Z A T I O N — Nov 2007 through Oct 2008

Billing Requirement Allocation

1	Forecasted Base Revenue
2	Revenue Allocators

3	Securitization Revenue Requirement
4	True Up Adjustment
5	Securitization Recovery

Billing Determinants

6	Customer Bills
7	Billing Demands -
8	All MWh

STORM SURCHARGE FACTORS

9	Customer Charge
10	Demand Charge -
11	Energy Charges

Securitization Recovery — Proof of Revenue Recovery

12	Customer Chg Recovery
13	Demand Chg Recovery
14	KWh Chg Recovery
15	Total Expected Recovery

16	Difference

APPENDIX A
financing order

ATTACHMENT 4
COMPANY’S CERTIFICATION
[Cleco Letterhead]
[To be filed not later than the date of pricing of the Storm Recovery Bonds]
[DATE]
Lawrence C. St. Blanc
Galvez Building, 12th Floor
602 North Fifth Street
PO Box 91154
Baton Rouge, Louisiana 70821-9154
Re: Storm Recovery Rate Order; Docket No. U-29157-B
Dear Mr. St. Blanc:
Pursuant to the Louisiana Public Service Commission’s (“LPSC”) Order in the above-captioned Docket (the “Order”), Cleco Power LLC (“Cleco Power”) hereby transmits for filing this Pricing Advice Certificate. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Order.
In the Order, the LPSC requires Cleco Power to file a Company Certification when pricing terms for a series of the storm recovery bonds (the “Storm Recovery Bonds”) have been approved by Cleco. The proposed terms of pricing and issuance of the Storm Recovery Bonds are as follows:
•	Name of Storm Recovery Bonds:

•	Name of SPE to which the Storm Recovery Property will be assigned:

•	Name of Trustee:

•	Closing Date:

•	Principal Amount of Storm Recovery Bonds Issued:

•	Bond Ratings:

•	Scheduled and Legal Final Maturities:

•	Amount of Upfront Transaction Costs securitized:

•	Interest Rates and Expected Amortization Schedule: See Attachment 1

•	Distributions to Investors (quarterly or semi-annually):

•	Annual Servicing Fee as a percent of initial principal balance:

•	Weighted Average Interest Rate[15]:

•	Weighted Average Effective Annual Interest Rate[16]:

•	Initial Balance of Capital Subaccount:
The following actions were taken in connection with the design, structuring and pricing of the bonds:
•	[Included credit enhancement in the form of the true-up mechanism and an equity contribution of 0.50% of the original principal amount.]
•	[Eliminated the overcollateralization account.]

[15]	Weighted by modified duration and principal amount.

[16]	Annualized and weighted by modified duration and principal amount giving effect to compounding and including up-front costs.

APPENDIX A
financing order

•	[Registered the storm recovery bonds with the Securities and Exchange Commission to facilitate greater liquidity.]
•	[Achieved Aaa/AAA/AAA ratings from each of the three major rating agencies.]
•	[Selection of underwriters that have relevant experience and execution capabilities was affirmed by the Company’s Financial Advisor, the Commission Staff and the Commission’s Financial Advisor.]
•	[The marketing presentations were developed to emphasize the unique credit quality and security related to these bonds, and provide comparative analysis to other competing securities, as well as highlighting the human interest story as outlined in the Financing Order.
•	[Provided the termsheet and [preliminary prospectus/offering memorandum] by e-mail to prospective investors.]
•	[Allowed sufficient time for investors to review the termsheet and preliminary prospectus and to ask questions regarding the transaction.]
•	[Held one-on-one and group conference calls with investors, along with meetings with potential investors to describe the legislative, political and regulatory framework and the bond structure with a focus on [corporate/agency/other crossover buyers] specifically targeted to achieve the transaction objectives.]
•	[Arranged issuance of rating agency pre-sale reports during the marketing period.]
•	[During the period that the bonds were marketed, held daily market update discussions with the underwriting team to develop recommendations for pricing.]
•	[Had multiple conversations with all of the members of the underwriting team during the marketing phase in which we stressed the requirements of the Financing Order.]
•	[Developed and implemented a marketing plan designed to incent each of the underwriters to aggressively market the bonds to their customers and to reach out to a broad base of potential investors, including investors who have not previously purchased this type of security.]
•	[Provided potential investors with access to an internet roadshow for viewing on repeated occasions at investors’ convenience. Similar roadshow information was also presented in one-on-one and group meetings with investors.]
•	[Adapted the storm recovery bond offering to market conditions and investor demand at the time of pricing. Variables impacting the final structure of the transaction were evaluated including the length of average lives and maturity of the bonds and interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for AAA ratings.]
•	[Worked with the Commission’s Financial Advisor to develop bond allocations, underwriter compensation and preliminary price guidance designed to achieve lowest Storm Recovery rates.]
Cleco Power hereby certifies that to the best knowledge, information and belief of Cleco Power, its officers, agents and employees after reasonable inquiry, the selection of a negotiated sale of the Storm Recovery Bonds, through [a public offering]/ [or a limited public offering under Rule 144A of the SEC], has resulted in the highest possible bond ratings and the lowest possible interest and transaction costs consistent with market conditions and the terms of the Order.
Cleco Power herby certifies that: (i) all proposed terms of pricing and issuance of the Storm Recovery Bonds are within the parameters established in the Order, and (ii) to the best knowledge, information and belief of the Company, its officers, agents and employees after reasonable inquiry, the structuring and pricing of Storm Recovery Bonds, as described in this Company Certification, has resulted in the lowest storm recovery charges consistent with market conditions at the time of pricing and the terms of the Order.
Respectfully submitted,
Cleco Power LLC by
Chief Financial Officer

APPENDIX A
financing order

ATTACHMENT 5
COMMISSION DESIGNEE’S CONCURRENCE
[Letterhead]
Date:                     , 2007
Louisiana Public Service Commission
Galvez Building, 12th Floor
602 North 5th Street
Baton Rouge, Louisiana 70802
Pursuant to the Financing Order of the Louisiana Public Service Commission (“LPSC”) dated                     , 2007, LPSC Docket No. U-29157 (Phase III)
I,                                         , (the “Designee”), in accordance with Act No. 64 of the Louisiana Regular Session of 2006, the “Louisiana Electric Utility Storm Recovery Securitization Act,” codified at La. R.S. 45:1226–1236, and the Financing Order, for the purpose of (a) establishing that the structuring and pricing of the Storm Recovery Bonds will result in the lowest Storm Recovery Charges consistent with market conditions and the terms of the Financing Order and (b) approving at the time of pricing of the Storm Recovery Bonds, the terms and conditions of the Storm Recovery Bonds, servicing fees, if any, with respect to the collection of such Storm Recovery Charges and the pledging, assignment and sale of the Storm Recovery Bonds in connection with the initial Storm Recovery Charge, HEREBY CONCUR as follows:
1.	I have received and reviewed in accordance with the Financing Order a copy of the Company’s Certification, a copy of which is attached hereto, and find that such certificate is in proper form as evidenced by such Financing Order. I have also reviewed other information as I have deemed necessary to provide this certification. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

2.	The following are the terms of the Storm Recovery Bonds:
Name of Storm Recovery Bonds:
SPE:
Closing Date:
Amount Issued:
Interest Rates and Expected Amortization Schedule: See Attachment 7, Schedule A
Distributions to Investors (quarterly or semi-annually):
Weighted Average Interest Rate12:
Annualized Weighted Average Yield13:
Capital Amount:

[12]	Weighted by modified duration and principal amount.

[13]	Weighted by modified duration and principal amount.

APPENDIX A
financing order

3.	The final structure, terms and pricing of the Storm Recovery Bonds in the Issuance Advice Letter are consistent with the criteria established in the Financing Order, and the mathematical calculations are accurate. Accordingly the terms and conditions of the Storm Recovery Bonds and the schedule of payments of principal and interest on the Storm Recovery Bonds are approved.

Respectfully submitted,

By:
Name:
Title:

APPENDIX A
financing order

ATTACHMENT 6
SERVICE LIST
Service List
Docket No.: U-29157
All Commissioners
Brandon Frey- LPSC Supervising Attorney
Donnie Marks— LPSC Utilities Division
Brian McManus— LPSC Economics Division

SC-	Paul Zimmering, Stone, Pigman, Walther, Wittmann, LLC, 546 Carondelet St., New Orleans, LA 70130; email: PZimmering@stonepigman.com; P: (504) 581-3200; F: (504) 581-3361

C-	Steve Baron, J. Kennedy & Associates, 570 Colonial Park Dr., Suite 305, Roswell, GA 30075; Phone (770) 992-2027; Fax (770) 992-0806; Email: sbaron@jkenn.com

Terry G. Friddle, Pathfinder Capital Advisors, LLC, 100 N. Tryon Street, Suite 4700, Charlotte, NC 28202; Phone (704) 331-3787; Fax (704) 344-8378; Email:
tfriddle@pathfindercap.com

Bruce Gebhardt, Pathfinder Capital Advisors, LLC, 82 Lookout Road, Tuxedo Park, NY 10987; Phone (845) 351-5747; Fax (845) 351-7239; Email: gebhardt@pathfindercap.com

AA-	Alan C. Wolf, Phelps Dunbar, 365 Canal Street, New Orleans, LA 70130-6534; Phone (504) 566-1311; Fax (504) 568-9130; Email: wolfa@phelps.com

John O. Shirley, Phelps Dunbar LLP, City Plaza, 445 North Blvd., Ste. 701, P. O. Box 4412, Baton Rouge, LA 70821-4412 P: (225) 346-0285 F: (225) 381-9197 Email: shirleyj@phelps.com (Co-counsel)

I-	Katherine W. King, Gordon D. Polozola, J. Randy Young, Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman, LLP, P. O. Box 3513, Baton Rouge LA 70821; Phone (225) 387-0999;
Fax (225) 388-9133; Email: Katherine.king@Keanmiller.com on behalf of Boise Cascade, LLC

David L. Guerry, Jamie Hurst Watts, Long Law Firm, LLP, One
United Plaza, Suite 500, 4041 Essen Lane, Baton Rouge LA 70809; Phone (225) 922-5110; Fax (225) 922-5105; Email: dlg@Longlaw.com on behalf of DeGussa, Cabot Corporation

John H. Chavanne, Chavanne Enterprises, 111 West Main Street, Suite 2B, P. O. Box 807, New Roads LA 70760-0807; Phone (225) 638-8922; Fax (225) 638-8933 on behalf of Marathon Oil
T. Michael Twomey, Entergy Services, Inc., 4809 Jefferson Highway, Mail Unit L-JEF-357, Jefferson, LA 70121-3126; P: (504) 840-2657; Fax (504) 840-2681; Email:
ttwomey@entergy.com on behalf of Entergy

APPENDIX B-1
financing order

APPENDIX B-1
SEE ATTACHED RIDER SRCA (RATE SCHEDULE SRCA — STORM
RESTORATION COST ADJUSTMENT) AND ALLOCATION
METHODOLOGY ILLUSTRATED
[FOLLOWS THIS PAGE]

APPENDIX B-1
financing order

CLECO POWER LLC
RATE SCHEDULE SRCA

EFFECTIVE: ??/??/2007
STORM RESTORATION COST ADJUSTMENT
SECURITIZATION PHASE
(1)	APPLICATION

This adjustment clause is applicable to electric service furnished under all rate schedules incorporating Adjustment Clause SRCA.

(2)	STORM RESTORATION COST ADJUSTMENT

There shall be added to each monthly bill for service an adjustment, in the form of a new and separate charge, to recover applicable storm restoration costs as approved by the Louisiana Public Service Commission.

Rate Schedule SRCA shall be subject to true-up in accordance with the schedule prescribed in the LPSC’s financing order with such true-up being made at least semi-annually. Applicable late fees and charges will be allocated to the servicer.

For customers with kilowatt-hour meters or for lighting customers on a fixed kWh usage per month, the SRCA adjustment factor will be billed on a per kilowatt-hour (kWh) basis. This adjustment per kWh will be rounded to the nearest $0.00001.

For customers with a demand meter, the SRCA adjustment factor will be billed based on the applicable billing demand established in any given billing month. This adjustment per kW will be rounded to the nearest $0.001.

Applicable SRCA adjustment factors for each customer class are as follows:

Customer Class	Per Customer	Per kWh factors	Per kW factors
Residential Service	$2.00 per month	$0.00113 per kWh
General Service — Non Demand	$2.00 per month	$0.00180 per kwh
General Service — Secondary			$0.643 per kW
General Service — Primary			$0.697 per kW
School & Church — Non Demand	$2.00 per month	$0.00180 per kWh
School & Church — Demand			$0.643 per kW
Municipal Electric Service	$2.00 per month	$0.00145 per kWh
Large Power Service			$0.571 per Kw
Standby Power Service			$0.571 per Kw
Unmetered & Outdoor Lighting Service		$0.00549 per kWh
EFFECTIVE: ??/??/2007
Supercedes: SRCA (5/1/2006)

APPENDIX B-1
financing order

CLECO POWER LLC
Allocation of Annual Billing Requirement and Rate Determination
Municipal

							Municipal	Large
		Total		General Service Class			General	Power	Lighting
Line	Description	Retail	Residential	Nondemand	Demand	Primary	Service	Service	Service
No.	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
STORM RECOVERY — SECURITIZATION — Nov 2007 though Oct 2008

Billing Requirment Allocation

1	Forecasted Base Revenue	$316,885,960	$159,341,784	$21,104,772	$76,789,458	$31,648,263	$3,201,066	$17,749,240	$7,051,377
2	Revenue Allocators	100.00%	50.28%	6.66%	24.23%	9.99%	1.01%	5.60%	2.23%
3	Securitization Revenue Requirement	$19,749,800	$9,930,199	$1,315,337	$4,785,377	$1,973,005	$199,473	$1,105,989	$440,421
4	True Up Adjustment	0	0	0	0	0	0	0	0
5	Securitization Recovery	$19,749,800	$9,930,199	$1,315,337	$4,785,377	$1,973,005	$199,473	$1,105,989	$440,421

Billing Determinants

6	Customer Bills	3,360,024	2,878,786	347,928	100,240	1,447	31,587	36
7	Billing Demands -	12,221,976			7,451,098	2,832,878		1,938,000
8	All MWh	9,266,568	3,676,038	344,922	2,249,257	1,613,960	96,801	1,205,229	80,362

STORM SURCHARGE FACTORS

9	Customer Charge		$2.00	$2.00			$2.00
10	Demand Charge -				$0.643	$0.697		$0.571
11	Energy Charges		$0.00113	$0.00180			$0.00141		$0.00549

Securitization Recovery — Proof of Revenue Recovery

12	Customer Chg Recovery	$6,516,602	$5,757,573	$695,855	$0	$0	$63,174	$0	$0
13	Demand Chg Recovery	$7,872,170	$0	$0	$4,791,056	$1,974,516	$0	$1,106,598	$0
14	KWh Chg Recovery	$5,352,459	$4,153,923	$620,859	$0	$0	$136,490	$0	$441,187
15	Total Expected Recovery	$19,741,231	$9,911,496	$1,316,714	$4,791,056	$1,974,516	$199,664	$1,106,598	$441,187
16	Difference	$(8,570)	$(18,703)	$1,377	$5,679	$1,511	$191	$609	$766

APPENDIX B-2
financing order

APPENDIX B-2
SEE ATTACHED RIDER SCSA (RATE SCHEDULE SCSA — STORM COST SURCREDIT ADJUSTMENT)
[FOLLOWS THIS PAGE]

APPENDIX B-2
financing order

CLECO POWER LLC
RATE SCHEDULE SCSA

EFFECTIVE: ??/??/2007
STORM COST SURCREDIT ADJUSTMENT
SECURITIZATION PHASE
(1)	APPLICATION

This adjustment clause is applicable to electric service furnished under all rate schedules incorporating Adjustment Clause SCSA.

(2)	STORM COST SURCREDIT ADJUSTMENT

Each monthly bill for service under this rate schedule shall be reduced monthly to reflect the carrying costs on the Accumulated Deferred Income Taxes resulting from the storm cost recovery in Rate Schedule SRCA, as well as any monies received by Cleco from non-ratepayers sources. Such adjustments shall be approved by the Louisiana Public Service Commission.

Rate Schedule SCSA shall be subject to true-up in accordance with the schedule prescribed in the LPSC’s applicable order with such true-up being made at least annually.

For customers with kilowatt-hour meters or for lighting customers on a fixed kWh usage per month, the SCSA adjustment factor will be billed on a per kilowatt-hour (kWh) basis. This adjustment per kWh will be rounded to the nearest $0.00001.

For customers with a demand meter, the SCSA adjustment factor will be billed based on the applicable billing demand established in any given billing month. This adjustment per kW will be rounded to the nearest $0.001.

Applicable SRCA adjustment factors for each customer class are as follows:

Customer Class	Per kWh factors	Per kW factors
Residential Service	$(0.00111) per kWh
General Service — Non Demand	$(0.00157) per kwh
General Service — Secondary		$(0.264) per kW
General Service — Primary		$(0.286) per kW
School & Church — Non Demand	$(0.00157) per kWh
School & Church — Demand		$(0.264) per kW
Municipal Electric Service	$(0.00085) per kWh
Large Power Service		$(0.235) per Kw
Standby Power Service		$(0.235) per Kw
Unmetered & Outdoor Lighting Service	$(0.00225) per kWh
EFFECTIVE: ??/??/2007
 Supercedes: None

APPENDIX C
financing order

APPENDIX C
SEE ATTACHED ESTIMATE OF UPFRONT FINANCING COSTS
[FOLLOWS THIS PAGE]

APPENDIX C
financing order

Estimate of Upfront and Ongoing Financing Costs

Estimate of Annual Securitization Costs
Servicing fee	$95,000
Administration fee	100,000
Independent manager fee	5,000
Administrative expenses (outside legal, accounting)	50,000
Ratings maintenance	20,000
Trustee	10,000

Total Estimated Annual Securitization Costs	$280,000

Estimate of Upfront Securitization Costs
Legal	$2,000,000
Underwriters’ fees	850,000
Consultants’	800,000
SPE set-up cost	25,000
LPSC’s advisor	250,000
Rating agencies	350,000
Accountants	125,000
Marketing	100,000
Printing and engraving	35,000
Trustee	25,000
SEC Registration Fee	5,833

Total Estimated Upfront Securitization Costs	$4,565,833

APPENDIX D
financing order

Mr. Lawrence C. St. Blanc
Galvez Building, 12th Floor
602 North Fifth Street
PO Box 91154
Baton Rouge, Louisiana 70821-9154

Re:	Storm Recovery Financing Order No. U-29157-B; Cleco Power LLC Periodic True-up Adjustment
Dear Mr. St. Blanc:
Pursuant to the Louisiana Public Service Commission’s (“LPSC”) Order No. U-29157-B (the “Financing Order”) in Docket U-29157, Cleco Power LLC (“Cleco”) as servicer hereby transmits for filing and approval the periodic true-up adjustment of the recovery of approved securitized storm recovery amounts and the resulting changed storm recovery charges as set out on Cleco Rate Schedule SRCA - Storm Restoration Cost Adjustment — Securitization Phase. This periodic true-up adjustment covers the period from [Month/Yr] through [Month/Yr].
In support of this revised rate schedule, Cleco provides the following attachments for review:
1.	Revised Rate Schedule SRCA,

2.	Updated allocation to customer rate classes of periodic payment requirement adjusted for the periodic true-up amount and resulting rate changes, and

3.	Detailed workpapers showing the calculation of the true-up amount based on the criteria as set out in Finding of Fact 84 of the Financing Order approved by the LPSC in this docket.
Each semi-annual true-up adjustment shall be filed with the LPSC not less than fifteen (15) days prior to its proposed effective date. The LPSC will have fifteen (15) days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment. Any mathematical correction not made prior to the effective date of the adjusted storm recovery charge will be made in future true-up adjustment filings and will not delay the effectiveness of the adjusted storm recovery charge.
Please advise if the LPSC has questions concerning this matter.
Respectfully submitted,
Cleco Power LLC
General Manager, Regulatory Strategy

APPENDIX D
financing order

Revised Tariff and Supporting Workpapers